AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED ______________ XX, 2021

CANNABIS SATIVA, INC.

450 Hillside Drive, #A224

Mesquite, Nevada  89027

Telephone: (702) 762-3123

Up to 10,000,000 Units

Minimum investment of $2,600, or 1,000 Units

SEE “SECURITIES BEING OFFERED” AT PAGE _____

	Price to Public	Broker-Dealer discount and commissions	Proceeds to issuer (1)	Proceeds to other persons
Per Unit	$2.60	$0	$26,000,000	0
Total Maximum	$2.60	$0	$26,000,000	0

(1) The company estimates that, including state filing fees, the amount of expenses directly related to the offering that we will pay will be approximately $50,000 regardless of the number of Units that are sold in this offering.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion.  The offering is being conducted on a best-efforts basis without any minimum target. There is no minimum number of Units that needs to be sold in order for funds to be released to the company and for this offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Each holder of Cannabis Sativa, Inc. Common Stock (the “Common Stock”) is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF

REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately                     , 2021.

The company is following the “offering circular” format of disclosure under Regulation A.

Our shares of Common Stock are currently quoted on the OTCQB under the symbol CBDS. Over the past 52 weeks, our shares have traded at a low value of $0.32 and a high value of $1.53, creating a public float value ranging from approximately $9,625,000 to $59,345,000. As such, we are defined as a “smaller reporting company” and are subject to reduced ongoing disclosure requirements.

In this offering circular, the term “Cannabis Sativa,” “we,” “us, “our” or “the company” refers to Cannabis Sativa, Inc., a Nevada corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to achieve our business of producing and selling products;
●	The legalization of cannabis production and use in states where it is not currently legal;
●	Our ability to attract, retain and motivate qualified employees and management;
●	The impact of ffederal, state or local government regulations;
●	Competition in our industry;
●	Availability and cost of additional capital;
●	Litigation in connection with our business;
●	Our ability to protect our trademarks, patents and other proprietary rights; and
●	Other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Offering Circular, including in the sections of entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to the company including but not limited to the fact that we have limited operating history and have limited number of management and other staff. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

This Offering Circular contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this Offering Circular and the documents that we reference and have filed as exhibits to the offering statement of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Should one or more of the risks or uncertainties described in this Offering Circular occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Offering Circular are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this offering circular.

SUMMARY

Cannabis Sativa, Inc., formerly named Ultra Sun Corporation, was incorporated under the laws of Nevada in November 2005.  In 2019, we conducted our operations through our subsidiaries PrestoCorp, Inc. (“PrestoCorp”), a 51% owned Delaware corporation engaged in the telemedicine business, and iBudtender, Inc. (iBudtender”), a 50.1% owned Colorado corporation that is developing an application software program to provide information on the marijuana industry, products, and retailers. Early in 2020, we completed the acquisition of certain assets and established GK Manufacturing and Packaging, Inc., a California corporation that serves as a contract manufacturer of products containing hemp-based CBD. We also own 100% of the following subsidiaries: Wild Earth Naturals, Inc. (“Wild Earth”), a Nevada corporation, Eden Holdings LLC (“Eden”), a Virginia limited liability company, Kubby Patent and Licenses, Limited Liability Company (“KPAL”), a Texas limited liability company and Hi Brands International Inc. (“Hi Brands”), a Nevada corporation. Wild Earth, Eden, KPAL, and Hi Brands are currently inactive. We are currently focused on our telehealth and contract manufacturing divisions. Our business plan and focus for the coming periods is more fully described under the heading “The Company’s Business,” on page 13.

Our executive offices are located at 450 Hillside Drive, #A224, Mesquite, Nevada  89027, and our telephone number is (702) 762-3123. We maintain a website at http://cannabissativainc.com/. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this offering circular.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the “Commission”). The Commission maintains an internet site that contains our public filings with the Commission and other information regarding our company, at www.sec.gov.

The Offering

Securities offered	Up to 10,000,000 Units. Each Unit is comprised of one share of Common Stock and one warrant for the purchase of one additional share of Common Stock at the exercise price of $4.00 per share.

Common Stock outstanding before the offering	27,147,515 shares of Common Stock.

Preferred Stock outstanding before the offering	1,253,637 shares of Preferred Stock. Each share of Preferred Stock is convertible into one share of Common Stock.

Common Stock outstanding after the offering	37,147,515 shares of Common Stock assuming all offered Units are sold.

Unit Price	$2.60 per unit

Minimum investment	$2,600

Use of Proceeds

Proceeds from this offering will be used for working capital and general corporate purposes.

See “Use of Proceeds to Issuer” section of this offering circular.

Summary Risk Factors

Our business is subject to numerous risks described in “Risk Factors” immediately following this summary and elsewhere. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. Some of the more significant risks are:

●	We may never achieve or sustain profitability;

●	We may not be able to attract sufficient capital to finance all of our planned operations;

●	We may be unable to continue as a going concern;

●	We may fail to manage our expected growth, which could cause a disruption of our operations and failure to generate revenues at levels we expect;
●	We may not be able to prevent others from using our intellectual property, and may be subject to claims by third parties that we infringe on their intellectual property;

●	We encounter competition in our business, and any failure to compete effectively could adversely affect our results of operations;

●	The impact of federal, state or local government regulations may not be favorable to our business operations;

●	A decline in general economic conditions and disruption of financial markets may, among other things, reduce our ability to raise business capital and prosecute our business plan.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is also subject to the risks that normally impact companies in our industry, and the risks to companies caused by general conditions of the economy.. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to Our Company

The audit opinion on our consolidated financial statements expresses doubt about our ability to continue as a going concern.

Our independent registered accounting firm for the fiscal year ended December 31, 2019, included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements regarding substantial doubt about our ability to continue as a going concern.  We have incurred net losses and used significant cash in operating activities since inception and have an accumulated deficit of approximately $76,500,000.  These factors raise substantial doubt about our ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until it is able to engage in profitable business operations. To the extent financing is not available, the Company may not be able to, or may be delayed in, developing its services and meeting its obligations. The Company has not entered into any agreements or arrangements for the provision of additional debt or equity financing. There can be no assurance that the Company will be able to obtain the additional debt or equity capital required in order to continue its operations on terms acceptable to it or at all.

We may never achieve or sustain profitability.

We have historically operated at a loss, which has resulted in an accumulated deficit. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in our Common Stock price.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

As we move forward to implement our growth strategies, we may experience increased capital needs. We may not, however, have sufficient capital to fund our future operations without additional capital investments. If adequate additional financing is not available on reasonable terms or at all, we may not be able to carry out our corporate strategy and we would be forced to modify our business plans (e.g., limit our expansion, limit our marketing efforts and/or decrease or eliminate capital expenditures), any of which may adversely affect our financial condition, results of operations and cash flow. Such reduction could materially adversely affect our business and our ability to compete.

Moreover, the costs involved may exceed those originally contemplated. Cost savings and other economic benefits expected may not materialize as a result of any cost overruns or changes in market circumstances. Failure to obtain intended economic benefits could adversely affect our business, financial condition and operating performances.

We need to manage our growth effectively. Our failure to manage growth could cause a disruption of our operations that may result in the failure to generate revenues at levels we expect.

In order to maximize potential growth in our current markets, we may have to expand our operations. Such expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures and management information systems. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

Insiders have substantial control over the company, and they could delay or prevent a change in our corporate control even if our other stockholders want it to occur.

As of the date of this filing, our executive officers, directors, and principal stockholders who beneficially own 5% or more of our outstanding Common Stock, own a substantial amount of our outstanding Common Stock. These stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with our company even if our other stockholders want it to occur. This may also limit your ability to influence the company in other ways.

Our Articles of Incorporation provides for indemnification of officers and directors at our expense and limits their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation and applicable Nevada law provide for the indemnification of our directors and officers against attorney’s fees and other expenses incurred by them in any action to which they become a party arising from their association with or activities on our behalf. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares if such a market ever develops.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state, and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of our business plan and result in a material adverse effect on certain aspects of our planned operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to certain aspects of our proposed medical marijuana businesses. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Hindsight may prove that an acquisition may not have been on favorable terms to the company.

Our goal with any future acquisition is that any acquired entity should be able to contribute neutral to positive EBITDA to the company after integration and the cost savings that are generated. To effect these acquisitions, we will likely be required to obtain lender financing or issue additional shares of stock in exchange for the shares of the target entity. If the performance of the acquired entity to does not produce positive results for the company, the terms of the acquisition, whether it is interest rate on debt, or additional dilution of stockholders, may prove detrimental to the financial results of the company.

Our accounting systems are subject to material weaknesses that could impact our business.

Our accounting systems and internal controls over financial reporting have material weaknesses, primarily because of the small size of the company and our limited ability to segregate duties among our accounting personnel.  Lack of strong internal controls increases the likelihood that financial reporting errors could occur, or that errors or intentional misstatements could escape discovery.  These errors or intentional misstatements could negatively impact our business if not discovered in our normal reporting cycle.

Our operations are dependent on a small number of key personnel, and the loss of the services of our key personnel could negatively impact our business.

We are dependent on the services of our Chief Executive Officer, our Chief Financial Officer, our Chief Operations Contractor, and the teams that manage our two operating subsidiaries.  Loss of any of these personnel could impact our business if we are unable to replace the skill sets lost.

If marijuana is legalized for recreational purposes in the United States, the need for our telehealth customers to obtain their medical marijuana cards may be significantly diminished.

Our telehealth business is currently focused on providing online consultations with medical professionals for the purpose of obtaining medical marijuana cards in those states where medical marijuana is legal.  In states where recreational marijuana use is allowed, the demand for medical marijuana cards is significantly reduced.  Should the Federal Government or an increasing number of States legalize recreational marijuana use, the demand for medical marijuana cards could be reduced to levels where our telehealth business is no longer sustainable.

Our telehealth business is online and subject to risks of data breach, hacking, disruption, and similar negative occurrences that could significantly impact our business and/or subject the Company to privacy claims.

Our telehealth business is conducted through an online platform that is subject to risks of data breach, hacking, disruption, and similar meddling by persons seeking to harm businesses, industries, or to simply create chaos.  An attack by such individuals, if successful, could cause injury to our business or reputation, and could prevent customer access to our systems.  In addition, a data breach of medical records or other information could result in significant costs to improve security of our systems and to remediate the injuries caused to the owners of the data that was breached.

COVID-19 could impact our business in future periods if not controlled.

COVID-19 has been declared a pandemic by the World Health Organization and the Centers for Disease Control and Prevention. Its rapid spread around the world and throughout the United States prompted many countries, including the United States, to institute restrictions on travel, public gatherings, and certain business operations. These restrictions significantly disrupted economic activity in the United States and Worldwide. To date, the disruption did not materially impact the Company’s financial statements. However, if the severity of the economic disruptions increase as the duration of the COVID-19 pandemic continues, the negative financial impact due to reduced demand could be significantly greater in future periods than in the first quarter.

The effects of the continued outbreak of COVID-19 and related government responses could also include extended disruptions to supply chains and capital markets, reduced labor availability and a prolonged reduction in economic activity. These effects could have a variety of adverse impacts on the Company, including our ability to operate our facilities. To date, there have been no material adverse impacts to the Registrants’ operations due to COVID-19.

Risks Relating to Being a Public Company

We incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We incur significant costs associated with our public company reporting requirements and costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. These applicable rules and regulations impose legal and financial compliance costs that are burdensome to the Company. These applicable rules and regulations also make it difficult and expensive for us to obtain director and officer liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on the Board or as executive officers. We may be wrong in our prediction or estimate of the amount of additional costs we may incur or the timing of such costs.

Risks Related To Our Securities

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our common shares outstanding. We may also have to issue securities that may have rights, preferences and privileges senior to our Common Stock.

We are subject to the “penny stock rules” which will make our securities more difficult to sell.

We are subject to the SEC’s “penny stock” rules because our securities sell below $5.00 per share. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-

dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Furthermore, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our securities. As long as our securities are subject to the penny stock rules, the holders of such securities will find it more difficult to sell their securities.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement. By signing this agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Nevada, which governs the subscription agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of Common Stock or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

The occurrence of the COVID-19 pandemic may negatively affect our operations depending on the severity and longevity of the pandemic.

The COVID-19 pandemic is currently impacting countries, communities, supply chains, and markets. The global financial markets have also been severely impacted. The response to the pandemic has so far been focused on social distancing, travel bans, and quarantines in an effort to slow the spread of the disease. This may limit or restrict access to customers, facilities, inventory supplies, personnel, and advisors.  Government agencies and regulatory bodies are also impacted. All of these impacts are being felt by the Company now and they may have a significant and lasting effect on our businesses and on our efforts to expand our business through acquisitions and similar transactions. The impacts may also affect our ability to comply with regulatory requirements, including making timely filings with the Securities and Exchange Commission. Depending on the longevity and severity of the COVID-19 pandemic, our business, customers, and shareholders may experience significant negative impacts.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

If you purchase Units in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share of our Common Stock after this offering. Our net tangible book value as of September 30, 2020, was approximately $(643,061), or $(0.025) per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our Common Stock outstanding as of September 30, 2020. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of our Common Stock immediately after this offering.

The following table reflects the dilution that new investors will experience upon investment in the Company. This table uses the company’s net tangible book value as of September 30, 2020, of $(643,061) which is derived from the September 30, 2020 interim financial statements. The offering costs assumed in the following table includes legal and accounting fees incurred for this Offering estimated to be $50,000. The table presents three scenarios for the convenience of the reader: a $1,040,000, a $13,000,000 and a $26,000,000 raise from this offering.

	$1 Million Raise	$3 Million Raise	$6 Million Raise
Price per share	$2.60	$2.60	$2.60
Shares issued	400,000	5,000,000	10,000,000
Capital raised	$1,040,000	$13,000,000	$26,000,000
Less offering costs	($50,000)	($50,000)	($50,000)
Net offering proceeds	$990,000	$12,950,000	$25,950,000
Net tangible book value pre-financing	($643,061)	($643,061)	($643,061)
Net tangible book value post-financing	$346,939	$12,306,939	$25,306,939

Shares issued and outstanding pre-financing	26,016,875	26,016,875	26,016,875
Shares issued and outstanding post-financing	26,416,875	31,016,875	36,016,875

Net tangible book value per share prior to offering	($0.025)	($0.025)	($0.025)
Net tangible book value per share after offering	$0.013	$0.396	$0.702
Increase per share attributable to new investors	$0.038	$0.421	$0.727
Dilution per share to new investors ($)	$2.587	$2.204	$1.898
Dilution per share to new investors (%)	99.49%	84.77%	73.00%

New investors will experience further dilution if any of our outstanding options or warrants are exercised, new options are issued and exercised or we issue additional shares of Common Stock, other equity securities or convertible debt securities in the future or if preferred shares are converted to shares of Common Stock.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most often occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (dates and numbers are for illustrative purposes only):

●	In June 2020 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●

In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.33% of the company but her stake is worth $200,000.

●

In June 2021, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 1% of the company and her stake is worth only $30,000.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

Cannabis Sativa, Inc. is offering a maximum of 10,000,000 Units on a “best efforts” basis.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by Cannabis Sativa, Inc. in its sole discretion.

The cash price per Unit is $2.60.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

No Minimum Offering Amount

The Units being offered will be issued in one or more closings. No minimum number of Units must be sold before a closing can occur; however, investors may only purchase shares in minimum increments of $600. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to Cannabis Sativa, Inc.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. The Company will review all subscription agreements completed by the investor. After the Company has completed its review of a subscription agreement for an investment in the company, the funds may be deposited into the Company’s account.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares and warrants that constitute the Units to the investor.

Transfer Agent

The company’s transfer agent is Colonial Stock Transfer, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis.

Provisions of Note in Our Subscription Agreement

Our subscription agreement includes a forum selection provisions that requires any claim against the company based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Nevada. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted this provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

USE OF PROCEEDS TO ISSUER

Assuming a maximum raise of $26,000,000, the net proceeds of this offering would be approximately $25,950,000 after subtracting estimated $50,000 in fixed offering expenses covering audit and legal fees, Edgarization fees, and state notice filing fees. Regardless of the amount raised in the offering, the proceeds from the offering will be used for working capital and general corporate purposes.  Proceeds may also be used for activities tied to mergers and acquisitions.

Because the offering is “best efforts," the offering may not yield sufficient funds to even cover the costs of this offering.  We reserve the right to change the above use of proceeds if our management believes it is in the best interests of the company to do so.

THE COMPANY’S BUSINESS

Company Background

Cannabis Sativa, Inc., formerly named Ultra Sun Corporation, was incorporated under the laws of Nevada in November 2005.  In 2019, we conducted our operations through our subsidiaries PrestoCorp, Inc. (“PrestoCorp”), a 51% owned Delaware corporation engaged in the telemedicine business, and iBudtender, Inc. (iBudtender”), a 50.1% owned Colorado corporation that is developing an application software program to provide information on the marijuana industry, products, and retailers. Early in 2020, we completed the acquisition of certain assets and established GK Manufacturing and Packaging, Inc., a California corporation that serves as a contract manufacturer of products containing hemp-based CBD. We also own 100% of the following subsidiaries: Wild Earth Naturals, Inc. (“Wild Earth”), a Nevada corporation, Eden Holdings LLC (“Eden”), a Virginia limited liability company, Kubby Patent and Licenses, Limited Liability Company (“KPAL”), a Texas limited liability company and Hi Brands International Inc. (“Hi Brands”), a Nevada corporation. Wild Earth, Eden, KPAL, and Hi Brands are currently inactive. Our business strategy is discussed below.

Our common stock is quoted for trading on the OTCQB Market under the symbol CBDS.

We currently maintain virtual principal executive offices with our staff and contractors located remotely and typically working out of their home offices. Our mailing address is 450 Hillside Dr., #A224, Mesquite, Nevada 89027. Our telephone number is (702) 762-3123. We also have two operating subsidiaires, PrestoCorp and GK Manufacturing and Packaging, Inc. PrestoCorp maintains offices in Las Vegas, Nevada, and GKMP maintains offices and manufacturing facilities in Anaheim, California.

Business Strategy

For the remainder of 2020 and heading into 2021, we are focused on continuing to grow our business in three divisions, telemedicine, contract manufacturing, and brand development and marketing of products and services to the cannabidiol (“CBD”) and marijuana industries.

Telemedicine

PrestoCorp (“PrestoDoctor”), offers an online telemedicine platform providing patient access to knowledgeable physicians to obtain a medical marijuana recommendation. PrestoDoctor uses secure video conferencing technology (https://prestodoctor.com) to provide a safe and confidential forum for the doctor-patient virtual evaluation in accordance with state regulations governing the issuance of medical marijuana cards.  Appointments through PrestoDoctor's website generally take 10-15 minutes and can be scheduled and completed on the same day or a week in advance. This convenience eliminates the need for patients to travel to a clinic. More than 100,000 users have registered to consult with PrestoDoctor's 15+ licensed physicians across the United States. PrestoDoctor currently offers services in California, Nevada, New York, Missouri, and Oklahoma, Pennsylvania, Illinois, and is actively targeting expansion into multiple additional states in the coming months.

Management is currently evaluating opportunities to expand the platform for medical marijuana evaluations into other states and is reviewing other telemedicine applications, including a CBD consultation and advice service, pet care, and providing pharmacist services to dispensaries.  The COVID-19 pandemic has been a catalyst for the expansion of telemedicine services across the United States, and our existing systems and infrastructure are well suited to providing other similar medical evaluations.  The continuing growth of wearable devices and remote monitoring capabilities are further evidence that telemedicine will continue to grow in the coming periods. Growth of the platform to take advantage of these opportunities will require capital for the development of new features and capabilities necessary to provide a new service, expansion of personnel, and expansion of our contracted physician pool. No assurances can be given that our efforts to expand into new areas and/or provide new services will be successful.

Contract Manufacturing

Early in 2020, we completed the acquisition of certain manufacturing equipment, licenses, and personnel to commence operations as a contract manufacturer of products containing hemp-based CBD.  Our 51% owned subsidiary, GK Manufacturing and Packaging, Inc. (“GKMP”) recently signed a lease for a 16,000 square foot facility in Anaheim, California, and is now setting up its manufacturing lines and is commencing operations out of the new facility.  Previously, GKMP operated out of a 2,400 square foot facility in nearby Placentia, California. The new facility will allow GKMP to attract new and higher volume customers for its contract manufacturing capabilities and is currently working with several larger customers to complete test runs that may lead to new contracts later this year.

Contract manufacturing is a competitive sector, particularly in the CBD and marijuana space. GKMP intends to differentiate its business model by providing significant product formulation capabilities and expertise, and by providing best in class customer service.  The on-site management team has experience in developing successful proprietary products and in working with customers to produce and package customer specified products that conform exactly to the customers’ expectations. The Company is also pursuing ISO 9001 certification and will follow this with certification as a “Kosher” facility. Capabilities include packaging design, printing, label design, product formulation, mixing, bottling, and logistics.

Brand Development and Product Marketing

We have assembled a portfolio of brands, products, intangible assets, and expertise to allow research, development, acquisition, and licensing of specialized cannabis and CBD related products, including cannabis and CBD formulas, edibles, topicals, strains, recipes, and delivery systems.  We also are engaged in marketing and branding within the cannabis and CBD spaces, including our trademark pending "hi" brand and others. We hold a license for a proprietary cannabis lozenge delivery methodology and a proprietary cannabis trauma cream formula.  We received a U.S. patent for a strain of cannabis plant named Ecuadorian Sativa (also referred to as CTS-A or CTA).  We also have U.S. patents pending on cannabis-based composition and methods of treating hypertension. In 2020, we were not able to focus on further development of these assets due to limitations on the availability of capital and the need to devote our energies to growth in the telemedicine space and efforts to acquire contract manufacturing capabilities. We expect to pursue additional development efforts on our brand portfolio in 2021.

In 2021, we plan to begin to license our intellectual property, including patents, branding, and know-how to companies licensed under, and in full compliance with, state regulations applicable to cannabis businesses. Descriptions of our brand portfolio include the following:

Wild Earth Naturals, Inc. Wild Earth Naturals, Inc. is an herbal skincare product~~s~~ formulation and marketing company that targets the growing natural health care products market in the United States and abroad.  We intend to develop and manufacture high-quality, herbal-based skincare products providing healthier choices to consumers.  We use specialized ingredient mixing processes to produce plant glycerite/mineral herbal blends and oil extractions, which we believe will be unique to the natural health products industry.  The ingredients for our products are selected to meet a number of criteria, including, but not limited to, safety, potency, purity, stability, bioavailability, and efficacy.  We plan to control the quality of our products beginning at the formulation stage and continuing through controlled sourcing of raw ingredients, manufacturing, packaging, and labeling.

Hi Brands International Inc. On February 6, 2015, the Company formed Hi Brands International Inc., a Nevada corporation and wholly-owned subsidiary of the Company ("Hi Brands").  Hi Brands entered into a Purchase, Supply and Joint Venture Agreement (the "Agreement"), with Centuria Natural Foods, Inc. ("Centuria") to develop a supply of proprietary CBD (Cannabidiol) Rich Hemp Oil products, but the agreement was never implemented, and no business was ever transacted. As a result, Hi Brands International, Inc. has been inactive for the last several years.  Although the Hi Brands business has been inactive, the Company believes that there is value in the name and that it may afford a sound outlet for the Company’s products as we build out our product portfolio and expand our contract manufacturing capabilities in 2021.

In order to capitalize on the Hi Brands concept, the Company will require capital for a virtual storefront design, online web presence, virtual shopping cart, and e-payment capabilities.  The idea may also be an attractive base for physical locations, which would then require capital for facilities, physical storefront, and interior design, staffing, inventory, and marketing.  Until a suitable capital formation plan can be developed and funded, the Hi Brands concept is likely to remain inactive.

Patents and Intangible Assets. The Company holds a U.S. plant patent (PP 27,475) for a strain of cannabis plant named "Ecuadorian Sativa" (also known as CTS-A and CTA). The patent is assigned to our wholly-owned subsidiary, Kubby Patent, and Licenses Limited Liability Company.  The CTA strain has unique energizing and motivating properties rather than creating the lethargy, sleepiness and increased food consumption typical from use of other cannabis plant products. The Company believes products derived from Ecuadorian Sativa may be particularly suited to members of the baby boom generation that want to experience the benefits of marijuana use without the incapacitating high common with more psychoactive strains.  The aging population has shown a willingness to use marijuana to address aches and pains caused by normal aging but may be unwilling to have their faculties significantly impaired in the process. The Company is currently evaluating Ecuadorian Sativa for further development and expects the evaluation to continue in 2020. The patented strain is also licensed on a non-exclusive basis to Kush, Inc., formerly a subsidiary of the Company that was spun out as a separate entity in 2017. The Company and Kush are working together on plans for further development of products utilizing the patented strain. Still, it is possible that Kush could become a competitor of ours at some point in the future.

The Company is also pursuing additional patents and proprietary formulations on cannabis-based compositions and methods of treating hypertension and lozenge delivery systems. These proprietary products will be added to the overall product portfolio and branding platform at an appropriate future date.

iBudtender. We have also been developing proprietary software, and an application (the “iBudtender App”) focused on sharing information between cannabis products, patients and businesses. iBudtender's software has been designed to help cannabis patients find cannabis products right for them via patient reviews, provide nutritional information, directions, warnings and information on local availability, and order products locally for pickup or delivery. The iBudtender business platform for dispensary owners, delivery services owners, and manufacturers is designed to increase business as well as promote data sharing in an effort to help patients find the best and most effective products. The development of the iBudtender App in 2020 was slowed by the limited availability of growth capital. We intend to monetize this technology through advertisements, business to business sales, and additional technology offerings. With changes in the markets and the general downturn in the economy resulting from the COVID-19 pandemic, we are currently evaluating the course for further development of the iBudtender App.

Other Opportunities. In addition to licensing, branding and technology, we can offer free of charge to patients, mainstream medical prescription discount cards, for which the Company will receive a small percentage on each prescription refill with the hi Benefits Discount Pharmacy Card. This concept has not been implemented and is likely to be a lower priority than the other opportunities mentioned above.

The Company seeks to acquire companies, intellectual property, and other assets that fit within the company's strategic plan of assembling a portfolio of cannabis industry-related businesses that have high growth potential and are accretive to shareholder value.

Perceived Cannabis Industry Trends

We believe the following principal trends will characterize the cannabis industry: an increased emphasis on high quality products; an increased focus on scientific validation for products in the market place; more liberal regulation in regard to cannabis, even under the current administration as states' rights continue to emerge; more consolidation, take-over, and buy-out of companies in the retail, wholesale, and supply-side channels; more mainstream companies entering the marketplace; and more funded research on the potential long-term health benefits of cannabis as well as its potentially curative properties.

Vision

Our vision is to become a highly visible, diversified, international business promoting superior quality branded products and services and offering effective customer service, fair compensation, sound management, and a great working environment. Over time, we plan to expand our branding, research and development, intellectual properties, and licensing activities to reach markets worldwide covering telemedicine, education (through the iBudtender App or some other framework), and product manufacturing and distribution.  In order to achieve this vision, our goal is to expand our manufacturing capabilities, intellectual property, and brands, which will allow our licensees to provide innovative and effective medicinal cannabis products and cost-effective alternatives for customers seeking quality, affordable natural health products to aid in wellness and appearance.  In conducting our day-to-day operations, we will strive to:

• Treat all colleagues and co-workers with respect & fairness.

• Follow a philosophy that says, "Delivering quality and customer satisfaction is our business."

• Develop and enhance the skills of our associates with the intention of providing financially rewarding business opportunities.

Through a long-term commitment to this vision statement, we hope to become known as a company that is committed to its customers, associates, and communities.

Products

Online Telemedicine.  Through PrestoDoctor we provide access to knowledgeable physicians for a safe and confidential way to get a medical marijuana recommendation using secure video conferencing technology.  Our online telemedicine generates over 95% of our revenues.

Contract Manufacturing Services. Through GK Manufacturing and Packaging, Inc., we are beginning to provide contract manufacturing capabilities to a wide range of customers for a wide range of products for the hemp based-CBD market sector. We did not generate revenues from contract manufacturing in 2019, and 2020 focused on start-up operations with minimal contract manufacturing revenues. We expect this operating division to be revenue and cash flow positive in 2021.

Consumer Products. Through December 31, 2020, the products discussed in this section are conceptual and have produced no significant revenues. In 2021, we expect to begin production on some of these products using our contract manufacturing arm for manufacturing when feasible. Our goal for 2021 is to solidify the branding and product marketing programs for the

●Lozenges and Edibles. The Company owns intellectual property (recipes and process/methods) for medical marijuana edibles and lozenges.  The Company's proprietary lozenge offers rapid relief, unlike other edibles, which may take up to an hour or more to take effect. Based upon preliminary results, our lozenges generally take effect within a period of five to 15 minutes.  We believe the rapid-acting characteristics of our lozenges will overcome a major issue with cannabis consumption, which has been the need to inhale cannabis to receive a rapid response.  In addition to the lozenges, we have other forms of edibles under development.

●Recover. Recover Deep Penetrating Healing Balm is a fast-acting anti-inflammatory pain reliever for sore muscles, joints, arthritic and back pain. Organic with hemp seed oil, menthol, capsaicin, and black pepper.

●Trauma Cream. Developed for blended infusion of cannabinoids and THC; Arnica is a primary ingredient for its numbing effect.

●Face Garden.  An antioxidant, moisturizing cream for the face.  The ingredients in this formula include DMAE, Vitamins Ester C, B5, Oils of Evening Primrose and Borage Seed, which are believed to firm the skin and reduce puffiness and wrinkles, while restoring the skin to a natural glow and supple appearance. Hempseed, Neem, and Jojoba Oils are added to lock in moisture.

●Body Garden.  A moisturizing body lotion designed to relieve itchy dry skin and protect against sun damage.  The ingredients in this formula include Hempseed Oil, Green Tea, and Blue-Green Algae. The organic herbs, essential oils, butters, and minerals used in "Body Garden" have been formulated to provide nutrition to the skin which we believe encourages the dermis to remain healthy or return to health.

●Lip Garden.  An emollient balm containing Vitamin E and Hemp Butter that we believe can assist with healing of the lips while keeping them supple and moist.

●Clothing and Merchandise. We offer Wild Earth Naturals, White Rabbit, and "hi" branded logo men's and women's fashion tee shirts and sweatshirts from American Apparel, as well as caps and coffee mugs through the Company's www.wildearthnaturals.com website.  However, as of the date of this filing, the website is not currently operational.  We expect that it will be operational again later in 2020.

●Cut Cream. Through the acquisition and initiation of operations of GK Manufacturing and Packaging, we acquired a cut cream product formulation that has proven effective at healing the effects of bare knuckle fighting, boxing and MMA fighting.  We also recently retained Stitch Duran, a preeminent cut man with a world-wide reputation in the fight industry, to promote the product.

●Proprietary Cannabis Strain. The Company owns a patented cannabis Sativa plant strain known as Ecuadorian Sativa or "CTA".  The Company intends to further research the CTA strain and ultimately monetize this intellectual property through licensing agreements in conjunction with state medical marijuana laws and establish business relationships with scientific research organizations to develop agricultural biologic applications based upon specific plant strain research and development methodologies.

Objectives

Our current strategy is to continue to promote and grow the telemedicine business under our PrestoDoctor brand, while also focusing on the start-up and ramp-up of operations in our contract manufacturing business.  We also intend to develop and acquire new patents when warranted, as well as developing or acquiring trade secrets, trademarks and other intellectual property that extends our reach in our targeted markets. In addition, we will seek new branding and licensing opportunities for our intellectual property, and we will seek strategic corporate and product acquisitions.

We also believe there are significant cross-referral opportunities for our contract manufacturing and telemedicine platforms.  Our telemedicine platform can be expanded to include physician-recommended products containing CBD for patients utilizing the platform to obtain their medical marijuana permit. This expansion may include a “My CBD Card” product referral program and other marketing programs to drive sales of CBD products to our contract manufacturing arm.  Retail customers of our manufacturing operations may also be a source of referral to the telemedicine platform, particularly in the area of pet care and the development of CBD infused pet products. These cross-referral concepts are under development and are expected to roll out in 2021.

Marketing & Distribution

Market Conditions in the Cannabis Industry. Our target markets are located in states that have legalized the production and use of cannabis.  Eleven states plus the District of Columbia have approved measures to legalize cannabis for adult recreational use.  Thirty-three states, the District of Columbia and the territories of Guam and Puerto Rico have legalized the use of cannabis for medical use in some form. However, it may take multiple years for a state to establish regulations and for cannabis businesses to begin generating revenue from operations in a given state.

Non-Infused Products and Merchandise. We launched our www.wildearthnaturals.com  website in August 2013, employing high-quality graphic artists and designers. We intend to use social media, primarily Facebook, to drive traffic to our websites.  Our online stores at www.wildearthnaturals.com are not producing revenue at this time, but the website is active and ready to process sales orders once the Company rolls out the brand development and product marketing plan for our consumer products lines.

In 2021, we plan to utilize direct business to business sales, internet advertising, social media market, and trade show participation to generate sales leads, orders and to enter into leading retailers and wholesalers throughout the U.S.  No assurances can be given that we will be successful in such efforts.

Infused Products. For cannabis-infused products, we are developing our customer base through licensing agreements with third parties who are compliant with state cannabis laws in the states in which they conduct business. We are also aggressively pursuing opportunities to market and sell CBD infused products nationwide.

We plan to build brand awareness by utilizing a mix of social media, trade shows, education efforts, and direct marketing to targeted businesses.

Geographic Presence. We plan to build brand awareness for our products in states where medical cannabis is legal, and to sell CBD and non-infused products throughout the United States.

Competition

Cannabis Industry. While we do not sell cannabis, we expect to license our intellectual property in the future to businesses that will sell cannabis in states where medicinal cannabis is legal.  Therefore, we look to the participants in the medical cannabis market for information on competition, as such competition will have an effect on our ability to license our branding and other intellectual property.

We believe the competition in the cannabis market will include numerous cannabis product companies that are highly fragmented in terms of geographic market coverage, distribution channels, and product categories – with companies taking a state by state approach.  We believe that competition is principally based upon price, quality, the efficacy of products, branding, marketing, customer service, and trade support.  We anticipate that large pharmaceutical companies will eventually begin to more aggressively compete in the cannabis product market. These companies and certain larger entities may have broader product lines and/or larger sales volumes than companies such as ours our those of our licensees.  Larger entities entering this market may have significantly greater financial and other resources available to them and possess extensive manufacturing, distribution, and marketing capabilities. We anticipate that many of the larger competitors will be able to compete more effectively due to a greater extent of vertical integration. The entry of larger competitors could have a material adverse effect on our results of operations and financial condition.

Skin Care. Our competition includes numerous skincare companies that are highly fragmented in terms of geographic market coverage, distribution channels, and product categories. In addition, large pharmaceutical companies compete with us in the skincare market.  These companies and certain large entities have broader product lines and larger sales volumes than us and have greater financial and other resources available to them and possess extensive manufacturing, distribution, and marketing capabilities. Among our more prominent competitors are Earthly Body, Burt's Bees, Melaleuca, and Clarins, all of which have substantially longer track records and greater financial resources and operating efficiencies than do we. As a company with limited capital resources, we believe we will be at a competitive disadvantage until such time as we develop a broad portfolio of products that are known and accepted in the industry and we are able to demonstrate a history of financial stability. There can be no assurance that we will be able to compete effectively in the market.

Technology. The competition against our information technology platform iBudtender.com and the iBudtender App, both of which we hope to release in 2020, include companies such as Weedmaps, Leafly, MassRoots, and Leafstrain.  Competition in the information technology market for cannabis is growing rapidly and many of our competitors have more experience and greater financial resources than do we. As a company with limited capital resources, we may be at a competitive disadvantage in a rapidly changing information technology market.

Raw Materials and Suppliers

Our products are produced using ingredients that we believe to be readily available from multiple sources. We purchase our raw materials from a number of different vendors. Our apparel and merchandise are procured through Printful.com. While we expect the raw materials we use to be readily available in normal times, the current COVID-19 pandemic has disrupted elements of the supply chain and we cannot determine the effect such disruptions may have on the availability of raw materials in future periods.

Intellectual Property

We hold certain intellectual property (the "IP") consisting of recipes and processes/methods to maximize the cannabinoid concentrations to be used to make medical marijuana ("MMJ") edibles or to make MMJ lozenges.  We also hold rights to a proprietary recipe and process/method to maximize the cannabinoid concentrations to be used to make a salve/ointment containing CBD and Arnica Montana.

We hold the rights of a patent for the CTA strain of cannabis and we hold two patent applications filed with the U.S. Patent and Trademark Office with regard to the use of the CTA strain in a lozenge and as a treatment for hypertension. We are continuing to pursue these applications; however, no assurances can be given that the remaining patent applications will result in the issuance of any patents.

We are also pursuing the "hi" mark in several categories filed with the U.S. Patent and Trademark Office. An objection was filed by Tweed Corporation which wishes to use the “hi” mark on apparel, but the Company recently settled the objection with Tweed Corporation, and the Company expects the USPTO to approve the Trademark registration in the near future. The settlement allows the Company to utilize the Mark for its markets and allows Tweed to use ~~the~~ Mark for its products. While there is some possible overlap between the Companies, we do not anticipate negative consequences from the settlement and are moving forward with our “hi” branding opportunities.  The Company uses (or licenses) the "hi" branding for skincare products, edibles (infused and non-infused), apparel and branded merchandise.

We hold a Federal trademark on the name and stylized branding of "Wild Earth Naturals".  We have acquired the following registered U.S. Trademarks: Cannabis*Sativa(R), DISPENSARxY(R), and CannaRx(R). The IP identifiers are Cannabis*Sativa(R), Registration Number 4,868,622, DISPENSARxY(R), Registration Number 4,642,830 and CannaRx(R), Registration Number 4,725,687. The Marks are registered in CL 35 under Goods and Services.  No assurance can be given that the steps the company has taken and will take regarding its trademark portfolio will provide sufficient protection against potential competitors and we may be unable to successfully assert our intellectual property rights or these rights may be invalidated, circumvented or challenged.  Any such invalidity, particularly with respect to our product names, or a successful intellectual property challenge or infringement proceeding against us, could have a material adverse effect on our business.

Effect of Existing or Probable Governmental Regulations on the Business

Currently, our products consist of a telemedicine service and contract manufacturing capabilities for products containing Hemp-based CBD.  We do not, at this time cultivate, process, or sell products derived from cannabis plants or products containing THC.  We do hold patents and intellectual property relating to cannabis and cannabis-derived products, and our business plan envisions that we may seek to begin selling cannabis or cannabis-derived products at some point in the future.  Accordingly, while the following discussion on governmental regulation is not directly applicable to the Company today, we may become subject to these regulations in the near future.

Cannabis is currently a Schedule I controlled substance under the Controlled Substances Act (CSA) and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision, and a high potential for abuse. The U.S. Department of Justice (the "DOJ") defines Schedule I controlled substances as "the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence." If the federal government decides to enforce the CSA, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine, even though these persons are in compliance with state law.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis.  The new administration under President Trump could decide to strongly enforce the federal laws applicable to cannabis. See Justice Department Memo on Marijuana Enforcement discussed below.  Any such change in the federal government's enforcement of current federal laws could cause significant financial damage to us. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government.

The Company and our licensed products will also be subject to a number of other federal, state and local laws, rules and regulations.  We anticipate that our licensees and vendors will be required to manufacture our products in accordance with the Good Manufacturing Practices guidelines and will be subject to regulations relating to employee safety, working conditions, protection of the environment, and other items.  The current administration has indicated that it will closely scrutinize the cannabis industry, in particular, recreational marijuana.  Changes in laws, rules, and regulations or the recall of any product by a regulatory authority, could have a material adverse effect on our business and financial condition.

In addition to cannabis-related regulations, our skincare and nutraceutical products are subject to a number of federal, state, and local laws, rules and regulations.  We are required to manufacture our products in accordance with the Good Manufacturing Practices guidelines and we are also subject to regulations relating to employee safety, working conditions, protection of the environment, and other items.  Changes in such laws, rules, and regulations or the recall of any product by a regulatory authority, could have a material adverse effect on our business and financial condition.

Justice Department Memo on Marijuana Enforcement

Because of the inconsistencies in federal and state law, on January 4, 2018, the Department of Justice (DOJ) issued a memo on federal marijuana enforcement policy announcing what it deemed to be a return to the rule of law and the rescission of previous guidance documents, including the so-called Cole Memorandum. Since the passage of the Controlled Substances Act in 1970, Congress has generally prohibited the cultivation, distribution, and possession of marijuana.  In the memorandum, Attorney General Jeff Sessions directs all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to marijuana activities. The DOJ asserts this return to the rule of law is also a return of trust and local control to federal prosecutors who know where and how to deploy Justice Department resources most effectively to reduce violent crime, stem the tide of the drug crisis, and dismantle criminal gangs.

"It is the mission of the Department of Justice to enforce the laws of the United States, and the previous issuance of guidance undermines the rule of law and the ability of our local, state, tribal, and federal law enforcement partners to carry out this mission," said Attorney General Jeff Sessions. "Therefore, today's memo on federal marijuana enforcement simply directs all U.S. Attorneys to use previously established prosecutorial principles that provide them all the necessary tools to disrupt criminal organizations, tackle the growing drug crisis, and thwart violent crime across our country."

We intend to conduct rigorous due diligence to verify the legality of all activities that we engage in and ensure that our activities do not interfere with any of the enforcement priorities of the Department of Justice.

COVID-19

In the last year, the world has been fighting the COVID-19 virus and the resulting pandemic. Its rapid spread around the world prompted many countries, including the United States, to institute restrictions on travel, public gatherings and certain business operations. These restrictions significantly disrupted economic activity in the United States and Worldwide.  As of January 20, 2021, the disruption did not materially impact the Company’s financial statements. However, if the severity of the economic disruptions increase as the duration of the COVID-19 pandemic continues, the negative financial impact due to reduced demand could be significantly greater in future periods than in the first quarter.

The effects of the continued outbreak of COVID-19 and related government responses could also include extended disruptions to supply chains and capital markets, reduced labor availability and a prolonged reduction in economic activity. These effects could have a variety of adverse impacts to the Company, including our ability to operate our facilities. As of January 20, 2021, there were no material adverse impacts to the Registrants’ operations due to COVID-19.

In addition, the economic disruptions caused by COVID-19 could also adversely impact the impairment risks for certain long-lived assets, equity method investments, and goodwill. Management evaluated these impairment considerations and determined that no such impairments occurred as of December 31, 2019, and through September 30, 2020.

Research and Development

We plan to conduct research, develop products, and engage in development activities with an initial focus on the following:

•Consider and research telemedicine platforms and expansion opportunities that can supplement or enhance the PrestoDoctor platform and business operations;

•Identify and research Hemp-derived CBD oils and related products to determine quality, availability, and efficacy in order to formulate and manufacture new CBD products;

•Identify and research new strains of cannabis and combinations of cannabis and cannabinoid nutrients that may be candidates for new products;

•Identify and research products, including intellectual property, that will benefit enhance or benefit the cannabis industry, from cultivation to consumers;

•Introduce new herbal ingredients for use in supplements;

•Study the metabolic activities of existing and newly identified ingredients;

•Enhance existing products, as new discoveries in cannabis are made;

•Formulate products to meet diverse regulatory requirements across all of its markets;

•Investigate processes for improving the production of its formulated products; and

•Investigate the activities of natural extracts and formulated products in laboratory and clinical settings.

It is through our internal research and development efforts and our relationships with outside research organizations and health care providers that we believe we will be able to develop high-quality products. We plan for our research and development activities to include developing products that are new to the industry, updating existing formulas to keep them current with the latest science, and adapting existing formulas to meet ever-changing regulations in new and existing domestic markets.  We will select our ingredients to meet a number of criteria, including, but not limited to, safety, potency, purity, stability, bioavailability, and efficacy. We will require our licensees and vendors to control the quality of our products beginning at the formulation stage and maintain quality control through controlled sourcing of raw ingredients, manufacturing, packaging, and labeling.  Going forward, we intend to increase our spending and resources for research and development.

Environmental Laws

We have no known costs, and none are anticipated, from environmental laws, rules, and regulations.

Number of Total Employees and Number of Full-Time Employees

As of December 31, 2020, we have no employees in Cannabis Sativa, Inc. During the year ended December 31, 2020, the Company had independent contractor arrangements with five officers and directors, and eleven outside service providers.  PrestoCorp has six employees, including two officers of PrestoCorp, and GK Manufacturing and Packaging, Inc. has a variable workforce that fluctuates based on production schedules and includes two officers of GK.  Our employees are not represented by unions and we consider our relationship with our employees to be good. The Company also has relationships with several independent contractors who provide services to the Company on a regular and on-going basis.

PROPERTY

In 2020, the Company operated out of virtual offices located in Mesquite, Nevada, and in the locations of each of our officers and directors.

Our subsidiary PrestoDoctor leases an office in New York on a month-to-month basis for $2,444 per month. Our subsidiary GK Manufacturing and Packaging Inc. operates out of a 16,000 square foot facility in Anaheim, California.  The monthly lease for the office, manufacturing and warehouse space in Anaheim was initially $9,000 per month plus triple net charges of $2,120 per month or $11,120 per month total. This amount increases beginning in September 2020 to $18,000 per month plus triple net charges.  The Anaheim lease term runs from April 15, 2020, through April 14, 2021.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings. In our fiscal fourth quarter of 2020, we received communication from the principals of PrestoCorp, our controlled subsidiary, seeking additional compensation pursuant to the stock purchase agreement, and employment agreements entered into at the time the Company acquired its interest in PrestoCorp.  Management has evaluated the claims and does not agree that additional consideration is owed.  The Company and the principals of PrestoCorp are currently discussing possible settlement of the claims and these discussions are ongoing.  No assessment can be made at this time regarding the impact of the claims should the claimants pursue litigation, but it is likely that a recovery, if any, by the claimants would be paid in the form of common stock, a portion of which is currently held in escrow, and that the issuance of the additional shares would not have a significant adverse effect on the business.

WHERE YOU CAN FIND MORE INFORMATION

Our website address is http://cannabissativainc.com/. We do not intend our website address to be an active link or to otherwise incorporate by reference the contents of the website into this Report. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our plan of operation and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this offering circular. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under “forward-looking statements” and “risk factors” and those included elsewhere in this report.

Results of Operations

Nine Months Ended September 30, 2020 compared with the Nine Months Ended September 30, 2019

	Nine Months Ended
	A	B	A-B
	September 30, 2020	September 30, 2019	Change	Change %
REVENUE	$ 1,674,021	$ 704,998	$ 969,023	137%
Cost of Sales	698,307	291,713	406,594	139%
Cost of sales % of total sales	42%	41%	0%
Gross Profit	975,714	413,285	562,429	136%
Gross profit % of sales	58%	59%	0%
OPERATING EXPENSES
Professional fees	621,701	397,595	224,106	56%
Depreciation and amortization	161,198	421,254	(260,056)	-62%
Wages and salaries	564,176	248,259	315,917	127%
Advertising	321,413	104,281	217,132	208%
General and administrative	1,103,255	971,558	131,697	14%
Total operating expenses	2,771,743	2,142,947	628,796	29%
NET LOSS FROM OPERATIONS	(1,796,029)	(1,729,662)	(66,367)	4%

Revenues, cost of revenues and gross profit for the nine-month periods ended September 30, 2020 and 2019 are included in the above table.  The fluctuation in these numbers is primarily the result of significant increases in patient visits due to expanded market coverage and the generally increasing acceptance of telehealth platforms in the age of the Covid-19 pandemic.

Revenues grew 137% in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019.  Of this increase, approximately 95% was attributable to PrestoDoctor and 5% from our start-up operations in GKMP. This large increase in revenue in PrestoDoctor is the result of expanded market area, increased advertising which drove an increase in patient visits to our online platform, and a general increase in consumer awareness of the PrestoDoctor brand. The Company also benefited from the increased acceptance of telehealth due to the pandemic. The Company now operates in the states of California, Nevada, New York, Oklahoma, Missouri, and Pennsylvania and recently opened in Illinois. The Company is currently exploring expansion opportunities in additional states, including Ohio, Virginia, and Massachusetts.

Net operating loss for the nine-month period ended September 30, 2020 was $1,796,029 compared to a net loss of $1,729,662 for the nine-month period ended September 30, 2019.  The increase in net operating loss resulted primarily from an increase in operating costs relating to the start-up operations of GKMP.

Total operating expenses were $2,771,743 for the nine-month period ended September 30, 2020 and $2,142,497 for the nine-month period ended September 30, 2019.  The increase in total operating costs was largely attributable to increased personnel, the addition of GKMP, and increases in activity brought on by the significant increase in revenue and patient load. The Company also significantly reduced its depreciation and amortization expense due to impairment of amortizable intangible assets taken in the year ended December 31, 2019. Management expects that operating costs will continue to increase as revenues rise, but the increases in operating costs are expected to rise at a slower rate than revenue due to expected efficiencies of scale and improved efficiencies in GKMP as it moves beyond the start-up phase.

Business Segment Results

	Nine Months Ended
	A	B	A-B
PRESTOCORP	September 30, 2020	September 30, 2019	Change	Change %
REVENUE	$ 1,602,599	$ 704,998	$ 897,601	127%
Cost of Sales	607,837	291,713	316,124	108%
Cost of sales % of total sales	38%	41%	-3%
Gross Profit	994,762	413,285	581,477	141%
Gross profit % of sales	62%	59%	3%

For the nine months ended September 30, 2020, PrestoCorp revenues increased by 127% and cost of sales decreased by 3% resulting in a 62% gross profit for the nine months compared the same period in 2019.  These improvements were the result of higher traffic due to brand awareness, additional marketing efforts, and the positive impact on telehealth due to the pandemic.

	Nine Months Ended
	A	B	B-A
GKMP	September 30, 2019	September 30, 2020	Change
REVENUE	$ -	$ 70,989	$ 70,989
Cost of Sales	-	90,470	90,470
Cost of sales % of total sales		127%	127%
Gross Profit	-	(19,481)	(19,481)
Gross profit % of sales		-27%	-27%

GKMP did not operate in 2019.  For the nine months ended September 30, 2020, GKMP was in the start-up phase. Revenue and operating efficiencies were impacted by the economic uncertainties brought on by the pandemic, the learning curve required for the labor force to become familiar with the manufacturing equipment, the cost of moving into a new facility, and the need to build a backlog of customer orders to streamline the production process. The start-up phase has taken longer than expected, primarily due to the pandemic. Management expects these negative factors to lessen in the coming periods.  Management is currently focused on building its customer base and product line.

Liquidity and Capital Resources

Net cash used in operating activities for the nine-month period ended September 30, 2020, was $65,721.  During the same period, our cash increased by $97,599.  The Company generated $145,500 in the nine months from advances from related parties, $25,000 from the sale of common stock, and applied a $50,000 advance as partial consideration for the acquisition of assets by GK Manufacturing and Packaging, Inc., a newly formed contract manufacturing entity that is owned 51% by the Company.  We also reported stock-based compensation of $1,555,208 during the nine-month period from issuance of common and preferred stock as compensation for services performed by officers, directors, and contractors. On September 30, 2020, our cash position was $433,706. The Company has agreed to provide additional funding totaling approximately $30,000 for GK Manufacturing in the coming months to further assist with start-up expenses. Given the level of operations in our third quarter, we expect that additional funds will be required. Management is currently evaluating several fund-raising alternatives including private placement of equity securities, a secondary public offering, and various debt instruments. In addition, key members of management have indicated a willingness to provide additional operating capital from time to time.  Based on all these considerations, we believe we will have sufficient capital to operate the business for the next twelve months.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  We incurred a net loss of $1,807,249 and $1,850,088, respectively, for the nine-month periods ended September 30, 2020, and 2019, and had an accumulated deficit of $76,250,184 as of September 30, 2020.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The Company is currently seeking to raise money for working capital purposes through a private placement of equity capital and is evaluating other opportunities to raise capital from a public offering or the sale of convertible debt.  It will be important for the Company to be successful in its efforts to raise capital in this manner if it is going to be able to further its business plan in an aggressive manner.  Raising capital in this manner will cause dilution to current shareholders.

Fiscal year ended December 31, 2019 compared with fiscal year ended December 31, 2018

Revenue for the fiscal years ended December 31, 2019 and 2018 were $1,159,737 and $505,705, respectively. Cost of revenues for the fiscal years ended December 31, 2019 and 2018 were $462,940 and $209,871, respectively. Gross profit for the fiscal years ended December 31, 2019 and 2018 were $696,797 and $295,834, respectively.  The increases for 2019 are a result of the improved business operations of PrestoCorp, our 51% owned subsidiary. Telemedicine is a growth area, especially now with the COVID-19 pandemic, and this growth drove revenues higher in 2019.

Net loss for the fiscal year ended December 31, 2019 was $4,006,713 compared to net loss of $4,909,769 for the fiscal year ended December 31, 2018.  The decrease in the net loss resulted primarily from a significant reduction in professional fees to $547,284 in 2019, compared to $1,304,735 in 2018 and a decrease in general and administrative expenses to $1,427,402 in 2019 compared to $1,965,767 in 2018. These decreases were partially offset by an increase in wages and salaries to $393,310 in 2019 compared to $226,029 in 2018 and an increase in advertising to $195,879 in 2019 compared to $104,018 in 2018. Depreciation and amortization was essentially unchanged on a year over year basis. In 2019, we reduced our reliance on outside professionals and focused primarily on building our PrestoCorp subsidiary while looking for other acquisition candidates to expand our base business.  As noted in the description of our business, in 2019 we negotiated the acquisition of certain production equipment and in February 2020, we closed on the acquisition and established a new operating subsidiary to engage in contract manufacturing of products containing hemp based CBD.

Total operating expenses were $4,501,902 for the year ended December 31, 2019 compared to $5,336,005 for the fiscal year ended December 31, 2018.  The bulk of the operating expenses for both years were paid using the Company’s common stock and therefore required minimal cash. During 2019 and 2018, the Company impaired its goodwill and intangible assets an aggregate of $1,376,593 and $1,173,000, respectively. Impairment expense is also a non-cash item. Despite the large net loss amounts for both years, because of non-cash transactions, the Company had positive net cash provided by operations in 2019 of $94,648, compared to net cash used in operating activities of $689,876 for 2018.

Liquidity and Capital Resources

Our operations generated $94,648 in cash for the year ended December 31, 2019. During the same year, financing activities provided cash of $141,882, consisting of proceeds from sales of restricted stock in the amount of $50,000 and proceeds from related parties in the amount of $91,882. We ended 2019 with $336,107 in cash on hand.

In the year ended December 31, 2018, our operations used $689,876 in cash. During the same year, financing activities provided cash of $665,295. Cash required during 2018 came from cash proceeds from sales of restricted stock and warrant exercises in the amount of $361,750 and from proceeds from related parties in the amount of $303,545. We ended 2018 with $151,946 in cash on hand.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  We incurred net losses of $3,936,386 and $4,128,346, respectively, for the years ended December 31, 2019 and 2018 and had an accumulated deficit of $74,855,147 as of December 31, 2019.  The Company may seek to raise money for working capital purposes through a public offering of its equity capital or through a private placement of equity capital or convertible debt.  It will be important for the Company to be successful in its efforts to raise capital in this manner if it is going to be able to further its business plan in an aggressive manner.  Raising capital in this manner will cause dilution to current shareholders.

As of April 20, 2020, the Company had cash on hand of approximately $134,000.  As a result, the Company has does not have sufficient liquidity to meet the immediate needs of our current operations.  Cash represents cash deposits held at financial institutions. Cash is held at major financial institutions and insured by the Federal Deposit Insurance Corporation (FDIC) up to federal insurance limits.

Off Balance Sheet Arrangements

None

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors and Executive Officers

The following table indicates the name, age, term of office and position held by each of our executive officers and directors.  The term of office for each officer position is for one year or until his or her successor is duly elected and qualified by the board of directors.  The term of office for a director is for one year or until his or her successor is duly elected and qualified by the stockholders.

Name	Age	Term Of Office	Positions Held
David Tobias	69	2013	CEO, President, Secretary and Director
Catherine Carroll	79	2013	Treasurer and Director
Robert N. Tankson III	33	2020	Director
Trevor Reed	56	2016	Director
Brad E. Herr	66	2020	CFO and Chief Accounting Officer, Director

Certain biographical information with respect to our executive officers and directors.

David Tobias.  Mr. Tobias has served as President of Wild Earth Naturals, Inc. since May, 2013.  He also served as the President of Hemp, Inc. from August 2011 to January 9, 2014.  Prior to that, from October 2009 until May 2011, Mr. Tobias held the position of Vice President at Medical Marijuana Inc. where he was instrumental in bringing forward and culminating the merger between CannaBank and Medical Marijuana, Inc. He was earlier Sales Manager for Tulsa custom builder Xcite Homes, from October 2008 to August 2009. Among other qualifications, Mr. Tobias brings to the Board executive leadership experience, including his service as a president of a public company, along with extensive entrepreneurial experience. Mr. Tobias also has a keen sense of the social, political, and economic environment in which the company operates.  On January 1, 2019, Mr. Tobias was appointed CEO as a result of the resignation of Mr. Gravel.

Catherine Carroll.  Ms. Carroll has been self-employed since 1984. Ms. Carroll brings an extensive background in accounting, tax preparation, IRS audits, and appeals to the company. The Board believes that her insights gained from teaching basic tax preparation classes for 15 years, being an expert witness in tax court; along with her “Life Time Limited Services” teacher’s credential in accounting at Delta College in Stockton, CA for 6 years brings the company a valuable perspective.  Ms. Carroll had been serving as the CFO, Director and as the Treasurer of the Company since July of 2013.  Effective January 30, 2017, she has no longer functioned as the Company’s CFO but has focused her efforts on her positions as Treasurer and Director and keeping the books of the Company.

Robert Tankson. Mr. Tankson worked for Google from 2011 through 2012.  After leaving Google in 2012, to pursue his passion for business finance and technology, Rob saw an opportunity in the cannabis space to develop a telemedicine platform. This led to the cofounding of PrestoCorp. The PrestoCorp platform, known as PrestoDoctor, is an online medical cannabis evaluation service that connects patients with cannabis friendly doctors in California, Nevada, New York, Oklahoma and Missouri, with more states in the pipeline. As an executive of PrestoCrop, Rob directed the search for a business partner and ultimately the acquisition of 51% of PrestoCorp by Cannabis Sativa, Inc., in August 2017.

Trevor Reed. Mr. Reed has experience as a contractor, builder and cannabis producer. Mr. Reed started his first company 1989, a hardwood flooring company in Santa Fe, New Mexico. That experience led 15-year career as a custom builder of spec homes in New Mexico. Mr. Reed also engaged in small scale land development and commercial construction in New Mexico.  In 2008, Trevor moved to Bend, Oregon to be closer to family. During his time in Oregon, Mr. Reed began to learn about the cannabis business and started growing cannabis.  Mr. Reed then returned to New Mexico where he became one of the twenty-five licensed producers of cannabis in the State of New Mexico.  Mr. Reed’s curiosity and tenacity have led him to being the number one cannabis producer in the State of New Mexico for three years in a row. Mr. Reed has also consulted with State regulatory authorities regarding the development their state cannabis programs. Under Mr. Reed’s direction Natural Rx in New Mexico was the first dispensary to become a United Food and Commercial Workers International Union (UFCW) cannabis division member company in 2014. In 2015, Mr. Reed (with partners) established several cannabis dispensaries and cannabis farms in the State of Oregon.

Brad Herr. Mr. Herr is a Principal of Nexit Opportunities LLC, a financial consulting firm, and also serves as CFO for MJ Harvest, Inc., a publicly traded company providing agricultural and horticultural tools and supplies to the marijuana and hemp industries. Brad graduated from the University of Montana with a Bachelor of Science Degree in Business Accounting in 1977 and a Juris Doctorate in 1983. In 2005, Mr. Herr received an MBA from Gonzaga University.

Brad practiced law for 13 years focusing primarily on business representation and securities law.  In 1996, Brad left the practice of law to pursue a career in business.  Brad participated as legal counsel or principal in private and public offerings raising more than $75 million over his career.

Brad has served in a number of increasingly responsible management positions over his career.  Brad was Director of Finance, Vice-President of Business Development and later President of AC Data Systems, Inc., in Post Falls, Idaho.  AC Data is a privately held manufacturing business engaged in the design, manufacture and sale of surge suppression products marketed primarily to the telecommunications industry.  In 2006, Brad left AC Data to join Command Center, Inc., a publicly traded temporary labor business as Chief Financial Officer.  Command Center operated 80 offices in 20 states with annual revenues of nearly $100 million.  In 2009, Brad joined Echelon LLC as Chief Financial Officer and was promoted to President of Echelon in May of 2010. Echelon was a tribal entity operated under the auspices of the Coeur d’Alene Tribe in Northern Idaho.  Echelon manufactured fuel tanks for the US Government and designed and manufactured a line of portable and expandable shipping containers to serve as military facilities including laboratories, field hospitals, and data centers. In 2010, Brad joined Spur Industries, a metals manufacturing firm with a proprietary bonding system for dissimilar metals.

The following is a brief description of the specific experience and qualifications, attributes or skills of each director that led to the conclusion that such person should serve as a director of the Company.

Mr. David Tobias’ knowledge regarding the business of Wild Earth and the implementation of its business plan, provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

Ms. Carroll’s knowledge regarding the history, operations and financial condition of Wild Earth provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

Mr. Reed’s knowledge of the cannabis industry and his work with state regulators in connection with cannabis legislation brings valuable insight regarding the emerging cannabis industry and regulation to the board of directors.

Mr. Herr brings a diverse business development, accounting and legal background to the board of directors.

Mr. Tankson continues as an executive of PrestoCorp and is now helping to direct the rapid expansion of the PrestoDoctor platform in the rapidly changing world during and after the Covid-19 pandemic which is important to considerations made by the board of directors.

Family Relationships

There are no family relationships between any of our officers and directors.

Term of Office

The term of office of each director is one year and until his or her successor is elected at the Registrant's annual stockholders' meeting and is qualified, subject to removal by the stockholders.  The term of office for each officer is for one year and until his or her successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.  Mr. Tobias and Ms. Carroll assumed their respective offices and positions in connection with the Wild Earth acquisition in July 2013.   David Tobias was appointed President of the Company on March 29, 2016, and CEO of the Company on January 9, 2019.  Brad E. Herr was elected CFO and a member of the board of directors in the first quarter of 2020.  Robert N. Tankson III was elected to the board of directors in 2020.

Board of Directors

Our board of directors consists of five persons. One director, Trevor Reed, is "independent" within the meaning of Rule 5605(a)(3) of the NASDAQ Marketplace.  The four that are not independent are officers of the Company or a subsidiary.

Our board of directors designated an audit committee to be comprised of two independent directors. At this time, the Company only has one independent director, Trevor Reed. The board also does not have an independent "financial expert" to serve on the audit committee. As a result, the Company is not able to designate an audit committee and the function of the audit committee is currently being performed by the entire Board.

The board of directors has designated a compensation committee comprised of two independent directors.  At this time, the Company only has one independent director, Trevor Reed. As a result, the Company is not able to designate a compensation committee and the function of the compensation committee is currently being performed by the entire Board.

The Company does not have a standing nominating committee and the Company's Board of Directors performs the functions that would customarily be performed by a nominating committee.  The Board of Directors does not believe a separate nominating committee is required at this time due to the limited resources of the Company.  The Board of Directors has not established policies with regard to the consideration of director candidates recommended by security holders or the minimum qualifications of such candidates.

Director Meetings

Generally, the Company’s Board of Directors meetings were every two weeks during in 2019 and as needed in 2020.  Generally, all directors were in attendance or signed consents to the actions taken at the meetings. The meetings in 2020 were held remotely or by consent, and the Board expects this format to continue into 2021 as a result of travel restritctions and social distancing requirements brought on by the pandemic.

Communications with Directors

Stockholders may communicate with the Board of Directors by sending written communications addressed to the Board of Directors, or any individual director, to: Cannabis Sativa, Inc., Attention: Corporate Secretary, 1646 W. Pioneer Blvd., Suite 120, Mesquite, NV 89027.  All communications will be compiled by the corporate secretary and forwarded to the Board of Directors or any individual director, as appropriate.  In order to facilitate a response to any such communication, the Company’s Board of Directors suggests, but does not require, that any such submission include the name and contact information of the shareholder submitting the communication.

Code of Ethics

We have not adopted a Code of Ethics that applies to our executive officers, including our principal executive, financial and accounting officers.  We do not believe the adoption of a code of ethics at this time would provide any meaningful additional protection to the Company because we have only four executive officers and our business operations are not complex.

During the past ten years none of our directors, executive officers, promoters or control persons was:

•the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities to file reports of securities ownership and changes in such ownership with the SEC.  Officers, directors, and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) reports they file.  Based solely on a review of the copies of such reports furnished to us, we believe that three of the six directors need to file a Form 3.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the annual compensation paid to our principal executive officer and principle financial officer in all capacities for the fiscal years ended December 31, 2018 and 2019.  No other person served as an executive officer of the Company or received total annual compensation from the Company in excess of $100,000 other than Mr. Tobias, Mr. Gravel, Mr. Lundbom and Ms. Carroll as set forth in the table.

Summary Compensation Table

Name and Position	Year	Salary($)	Stock Awards	Total($)
	2018	$0	$152,564	$152,564
Mike Gravel, CEO (1)	2019	$0	$0	$0
	2018	$0	$273,076	$273,076
David Tobias, President and Secretary	2019	$0	$428,572	$428,572
	2018	$0	$111,111	$111,111
Catherine Carroll, CFO and Treasurer (2)	2019	$0	$111,112	$111,112
	2018	$0	$344,337	$344,337
Donald J. Lundbom, CFO, CAO (3)	2019	$0	$343,332	$343,332

1.Mr. Gravel resigned his position as Chief Executive Officer on December 31, 2018.

2.Catherine Carroll serves as Treasurer and Director of the Company and also keep the books of the Company.

3.Mr. Lundbom served as Chief Financial Officer and Chief Accounting Officer through December 31, 2019. Mr. Lundbom resigned his positions effective December 31, 2019.

We do not have any retirement, pension or profit sharing plans covering our officers or directors, and we are not contemplating implementing any such plans at this time.

Director Compensation

Our directors are issued shares of common stock quarterly for their service on the board of directors.  During 2018 and 2019, the Directors were paid $10,000 and the Chairman was paid $12,500 each quarter, payable in shares of common stock of the Company. On January 1, 2020, the compensation for directors, including the Chairman of the Board, was changed to $5,000 of shares quarterly.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth as of January 20, 2021, the number of shares of our common stock, par value $0.001, owned of record or beneficially by each person known to be the beneficial owner of 5% or more of our issued and outstanding shares of common stock, and by each of our officers and directors, and by all officers and directors as a group.  On such date, there were 27,147,515 issued and outstanding shares of our common stock.  As of such date, we had 1,253,637 shares of preferred stock issued and outstanding that are convertible into shares of common stock on a share for share basis. For purposes of the following table, all shares of preferred stock are included on an as if converted basis. Unless indicated otherwise, the address for any shareholder is the same as the address of the Registrant.

	Ownership		Ownership		Ownership
Name and Address of Beneficial Owner	Common	Preferred	Common	Preferred	Ownership	Percentage
Principal Stockholders and Affiliates
Sadia Barrameda (1)	661,046	-	2,595,234	151,584	3,407,864	12.0%
New Compendium Corp. (2), (3)	2,595,234	151,584	661,046	-	3,407,864	12.0%
Kyle Powers, President of PrestoCorp	986,716	-	-	-	986,716	3.5%
Keith Hyatt, President of GK Manufacturing	82,000	-	-	-	82,000	0.3%
Jason Washington, V.P. of GK Manufactuirng	99,019	-	-	-	99,019	0.3%
Officers and Directors
David Tobias, CEO and Director (4)	3,304,300	1,102,053	-	-	4,406,353	15.5%
Catherine Carroll, Director	638,340	-	-	-	638,340	2.2%
Brad E. Herr, CFO and Director	259,700	-	-	-	259,700	0.9%
Trevor Reed, Director	135,188	-	-	-	135,188	0.5%
Robert Tankson, Director	142,022	-	-	-	142,022	0.5%
All Officers and Directors as a Group	4,479,550	1,102,053	-	-	5,581,603	19.7%

(1) Ms. Barrameda is deemed to be the beneficial owner of the 2,596,234 common shares and 151,584 preferred shares owned by New Compendium Corporation as a result of her status as an officer, director and sole stockholder of New Compendium.

(2) Of the 3,407,864 shares indicated, 2,595,234 common shares and 151,584 preferred shares are directly held and 661,046 common shares are indirectly held as described in note (3) below.

(3) New Compendium is the beneficial owner of 509,462 shares owned by Honeysuckle Research, Inc. since New Compendium owns 92% of Honeysuckle Research, Inc.  New Compendium is also the owner of 151,584 preferred shares that may be converted into common shares on a share for share basis.  The Honesuckle shares and the preferred shares total the 661,046 shares indicated that are indirectly held.

(4) Of the 4,293,571 shares indicated, 3,304,300 are common shares directly owned by Mr. Tobias, and 852,632 are preferred shares that may be converted into common shares on a share for share basis. An additional 136,639 shares of preferred stock are held by an affiliate of Mr. Tobias and are registered in the name of Weed Growth Fund, Inc.

* Less than 1%.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the nine months ended September 30, 2020 the Company received short-term advances from related parties and officers of the Company to cover operating expenses.  As of September, 30, 2020, net advances to the Company were $1,164,020.  The Company has imputed interest on these sums at rates between 5% and 8% per annum and has recorded accrued interest payable related to these balances in the amount of $129,271 at September 30, 2020.

Approval of Related Party Transactions

Related party transactions are reviewed and approved or denied by the board of directors of the Company.  If the related party to a transaction is a member of the board of directors, the transaction must be approved by a majority of the board that does not include the related party.

SECURITIES BEING OFFERED

Cannabis Sativa is offering Units in this offering.  Each Unit consists of one share of Common Stock and one warrant to purchase one additional share of Common Stock.

For the complete terms of our capital stock, please refer to our certificate of incorporation and our bylaws which appear as exhibits to the offering statement of which this offering circular is a part or may be incorporated by reference in this offering circular or any offering circular supplement. The terms of these securities may also be affected by the Nevada Revised Statutes, or the NRS. The summary below is qualified in their entirety by reference to our articles of incorporation and our bylaws.

Common Stock

We are authorized to issue 45,000,000 shares of Common Stock, of which 27,147,415 shares were issued and outstanding as of January 20, 2021 and held by 58 shareholders of record (without consideration of those shareholders whose certificates are held in the name of broker-dealers or other nominees.  Each holder of our Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. Stockholders do not have any right to cumulate votes in the election of directors.

Subject to preferences that may be granted to the holders of preferred stock, each holder of our Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets. Holders of our Common Stock have no conversion, exchange, sinking fund, redemption or appraisal rights (other than such as may be determined by our board of directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

All of the outstanding shares of our Common Stock are, and the shares of Common Stock issued upon the conversion of any securities convertible into our Common Stock will be, fully paid and non-assessable. The shares of Common Stock offered by this offering circular or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

Note Regarding Dividends

We have not declared or paid any dividends on our Common Stock and intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying dividends on our Common Stock for the foreseeable future. There are no restrictions on our present ability to pay dividends to stockholders of our Common Stock, other than those prescribed by Nevada law.

Warrants

Each warrant that constitutes a part of the Units offered hereby entitles the holder to purchase one share of Common Stock at the price of $4.00 per share for a period of three years.  Complete rights of warrant holders are set forth in the warrant agreement included with this Offering Circular.

As of January 20, 2021, the Company has 125,000 warrants outstanding entitling the holders of the warrants to acquire 125,000 shares of Common Stock at $0.80 per shares. These warrants expire in November, 2022.

Preferred Stock

The Company authorized 5,000,000 shares of preferred stock.  The Company designated and determined the rights of Series A preferred stock (“Series A”) with a par value of $0.001.  The Company is authorized to issue 5,000,000 shares of Series A.  The holders of Series A are entitled to dividends if the Company declares a dividend on common shares, have no liquidation preference, have voting rights equal to one vote per share, and can be converted into one share of common.

Recent Sales of Unregistered Securities

Preferred Stock

During the year ended December 31, 2018 the Company issued 27,426 shares of preferred stock to the Company’s President for consulting services in the amount of approximately $160,000. The fair value of the shares issued was based on the market price of the Company’s common stock as of September 30, 2018.

During the year ended December 30, 2019, the board of directors issued 223,014 preferred shares to two persons in exchange for consulting services rendered to the Company and 39,391 preferred shares in exchange for common stock payable for services in the prior period.  In the aggregate, the shares were valued at $416,269.

Common Stock

During the nine months ended September 30, 2020, shares of common stock and preferred stock were issued to related and non-related parties for stock payable as of the prior year end, and/or for services, acquisitions and settlements. The following table breaks out the issuances by type of transaction and by related and non-related parties.

Nine months ended September 30, 2020
Share Issuances	Services			Other Activity			Total
Shares issued for stock payable	Common	Preferred	Value	Common	Preferred	Value	Common	Preferred	Value
Related party issuance	521,411	223,214	$431,201	-	-	$ -	521,411	223,214	$431,201
Unrelated party issuance	441,827	-	209,484	-	-	-	441,827	-	209,484
Total shares for stock payable	963,238	223,214	$640,685	-	-	$ -	963,238	223,214	$640,685

Conversion of preferred stock	-	-	$ -	340,172	(340,172)	$ -	340,172	(340,172)	$ -

Services
Related party issuances
David Tobias, Officer, Director	-	235,964	$136,490	-	-	$ -	-	235,964	$ 136,490
Brad Herr, Officer, Director	335,543	-	193,034	-	-	-	335,543	-	193,034
Robert Tankson, Director	108,773	-	56,082	-	-	-	108,773	-	56,082
Cathy Carroll, Director	235,964	-	136,490	-	-	-	235,964	-	136,490
Trevor Reed, Director	39,328	-	22,749	-	-	-	39,328	-	22,749
Keith Hyatt, President GKMP	164,932	-	100,580	-	-	-	164,932	-	100,580
Kyle Powers, CEO PrestoCorp	92,593	-	44,444	-	-	-	92,593	-	44,444
Total related party issuances	977,133	235,964	689,869	-	-	-	977,133	235,964	689,869
Unrelated Party issuances	1,362,133	-	865,339	-	-	-	1,362,133	-	865,339
Total shares for services	2,339,266	235,964	$1,555,208	-	-	$ -	2,339,266	235,964	$1,555,208

Issuance for acquisitions	-	-	$ -	100,000		$109,000	100,000	-	$109,000

Aggregate totals	3,302,504	459,178	$2,195,893	440,172		$109,000	3,742,676	119,006	$2,304,893

During 2019, shares of common stock and preferred stock were issued to related and non-related parties for cash and services, certain shares were cancelled, and shares were sold for cash. The following table breaks out the issuances by type of transaction and by related and non-related parties.

Year ended December 31, 2019
	Cash		Services			Total
Related Parties	Common	Value	Common	Preferred	Value	Common	Preferred	Value
Stephen Downing, Director	-	$ -	34,016	-	$ 53,962	34,016	-	$ 53,962
Deborah Goldsberry, Director	-	-	16,101	-	32,724	16,101	-	$ 32,724
Don Lundbom, Officer	-	-	210,215	-	333,478	210,215	-	$ 333,478
Trevor Reed, Director	-	-	27,212	-	43,168	27,212	-	$ 43,168
Michael Gravel, Director	-	-	53,764	-	115,655	53,764	-	$ 115,655
Cathy Carroll, Director	-	-	68,031	-	107,921	68,031	-	$ 107,921
David Tobias, Officer, Director	-	-	-	262,405	416,269	-	262,405	$ 416,269
Total for related parties	-	$ -	409,339	262,405	$ 1,103,177	409,339	262,405	$ 1,103,177

Related parties cancelled(1)	-	$ -	(70,000)	-	$ -	(70,000)	-	$ -

Unrelated parties issued(2)	125,000	$ 50,000	443,659	-	$ 710,462	568,659	-	$ 760,462

Aggregate Totals	125,000	$ 50,000	782,998	262,405	$ 1,813,639	907,998	262,405	$ 1,863,639

1) During the year ended December 31, 2019, the Company received 70,000 shares of common stock that were returned by iBudtender and cancelled in relation to the amended purchase contract that was effective July 2018.

2) During the year ended December 31, 2019, $50,000 cash was received from sale of 125,000 units where each unit consisted of one share of stock and one warrants in a Private Placement at $0.40 each.

During 2018, shares of common stock and preferred stock were issued to related and non-related parties for cash and services, certain shares were cancelled, and shares were issued upon exercise of warrants. The following table breaks out the issuances by type of transaction and by related and non-related parties.

Year ended December 31, 2018
	Cash		Services			Total
Related Parties	Common	Value	Common	Preferred	Value	Common	Preferred	Value
Stephen Downing, Director	-	$ -	14,628	-	$ 64,674	14,628	-	$ 64,674
Deborah Goldsberry, Director	-	-	21,999	-	110,688	21,999	-	110,688
Don Lundbom, Officer	-	-	91,128	-	403,444	91,128	-	403,444
Michael Gravel, Director	-	-	56,252	-	223,809	56,252	-	223,809
Catherine Carroll, Director	-	-	25,501	-	105,404	25,501	-	105,404
David Tobias, Officer, Director	-	-	50,140	-	187,514	50,140	-	187,514
David Tobias, Officer, Director	-	-	-	27,426	160,000	-	27,426	160,000
Trevor Reed, Director			20,187	-	45,990	20,187	-	45,990
Total for related parties	-	$ -	279,835	27,426	$ 1,301,523	279,835	27,426	$ 1,301,523

Unrelated Parties Issued(1)	180,875	$ 361,750	434,722	-	$ 1,517,140	615,597	-	$ 1,878,890
Related Paries Cancelled(2)	-	$ -	(50,000)	-	$ (50)	(50,000)	-	$ (50)
Unrelated Parties Cancelled	-	-	(332,447)	-	(990,692)	(332,447)	-	(990,692)

Aggregate Totals	180,875	$ 361,750	382,110	27,426	$ 1,827,921	512,985	27,426	$ 2,189,671

1) During the year ended December 31, 2018, $361,750 cash was received for 180,875 outstanding warrants exercised at $2.00 each. A total of 180,875 shares of common stock were issued.

2) During the year ended December 31, 2018, the Company amended its purchase contract with iBudtender (its 50.1% subsidiary).  In that agreement, 50,000 shares of common stock due to iBudtender were cancelled.

The issuances of all the shares listed in this section were either registered or were exempt from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the Act.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The company is be taxed as a corporation under the U.S. Federal Tax Code. As such, the company will be subject to federal income tax on its profits and losses prior to dividends being paid to investors. The dividends, if any, will likely be treated as a corporate distribution on equity. Corporate distributions on equity are not deductible to the corporation but are generally taxable to the shareholder, subject to various exceptions and limitations.

Investors are advised to consult their financial and tax advisers to determine if an investment in the company makes sense for their specific financial and tax situation.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

As an Exchange Act reporting company, even though this offering is made under an exemption under the Securities Act, we are required to make annual and quarterly filings with the SEC. We will make annual filings on Form 10-K, which will be due by 90 days after the end of our fiscal year and will include audited financial statements for the previous fiscal year. We will make quarterly filings on Form 10-Q, which will be due 45 days following the end of any fiscal quarter, which will include unaudited financial statements for the quarterly period. We will also file a Form 8-Ks to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising.

We may supplement the information in this offering circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDING DECEMBER 31, 2019 AND DECEMBER 31, 2018

Cannabis Sativa, Inc.

December 31, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Report of Independent Registered Public Accounting Firm

To the stockholders and the board of directors of Cannabis Sativa, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Cannabis Sativa, Inc. the "Company") as of December 31, 2019, the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has negative working capital and accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/DeCoria, Maichel & Teague, P.S./

We have served as the Company's independent auditor since 2019.

Spokane, Washington

May 14, 2020

HALL&COMPANY Certified Public Accountants, Inc.

111 PACIFICA, SUITE 300

IRVINE, CA 92618

(949) 910-HALL (4255)

FAX (949) 910-4256

WWW.HALLCPAS.COM

TAX, FINANCIAL AND MANAGEMENT CONSULTING SERVICES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Cannabis Sativa, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Cannabis Sativa, Inc. and subsidiaries (the "Company") as of December 31, 2018, the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/Hall & Company

We have served as the Company’s auditor since 2017

Irvine, CA

April 1, 2019

CANNABIS SATIVA, INC.

CONSOLIDATED BALANCE SHEETS

December 31,	2019	2018

ASSETS
Current Assets
Cash	$ 336,107	$ 151,946
Accounts receivable, net	4,551	10,646
Prepaid consulting and other current assets	3,999	29,853
Advance for acquisition	50,000	—
Inventories	—	5,714

Total Current Assets	394,657	198,159

Investment, at fair value	48,000	200,000
Property and equipment, net	6,440	6,548
Intangible assets, net	695,218	2,294,101
Goodwill	1,837,202	2,173,869

Total Assets	$ 2,981,517	$ 4,872,677

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities
Accounts payable and accrued expenses	$ 161,558	$ 110,065
Due to related parties	1,018,520	926,638

Total Current Liabilities	1,180,078	1,036,703

Long-Term Liabilities
Stock payable	640,685	532,146

Total Liabilities	1,820,763	1,568,849

Commitments and contingencies (Notes 6 and 8)

Stockholders' Equity:
Preferred stock $0.001 par value; 5,000,000 shares authorized;
1,021,849 and 759,444 issued and outstanding, respectively	1,021	759
Common stock $0.001 par value; 45,000,000 shares authorized;
22,224,199 and 21,316,201 shares issued and outstanding, respectively	22,226	21,318
Additional paid-in capital	74,834,032	72,971,563
Accumulated deficit	(74,855,147)	(70,918,761)

Total Cannabis Sativa, Inc. Stockholders' Equity	2,132	2,074,879

Non-Controlling Interests	1,158,622	1,228,949

Total Stockholders' Equity	1,160,754	3,303,828

Total Liabilities and Stockholders' Equity	$ 2,981,517	$ 4,872,677

The accompanying notes are an integral part of these consolidated financial statements.

CANNABIS SATIVA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31,	2019	2018

Revenues	$ 1,159,737	$ 505,705

Cost of Revenues	462,940	209,871

Gross Profit	696,797	295,834

Operating Expenses
Impairment of intangibles	1,039,926	—
Impairment of PrestoCorp goodwill	—	1,173,000
Impairment of iBudtender goodwill	336,667	—
Professional fees	547,284	1,304,735
Depreciation and amortization	561,434	562,456
Wages and salaries	393,310	226,029
Advertising	195,879	104,018
General and administrative	1,427,402	1,965,767

Total Operating Expenses	4,501,902	5,336,005

Loss from Operations	(3,805,105)	(5,040,171)

Other (Income) and Expenses
Realized gain on settlement of digital currency	—	(200,000)
Impairment of digital currency	—	30,169
Unrealized loss on investment	152,000	—
Interest expense	49,608	39,429

Total Other (Income) Expenses, Net	201,608	(130,402)

Loss Before Income Taxes	(4,006,713)	(4,909,769)

Income Taxes	—	—

Net Loss	(4,006,713)	(4,909,769)
Loss attributable to non-controlling interest - iBudTender	(72,312)	(31,426)
Gain (loss) attributable to non-controlling interest - PrestoCorp	1,985	(749,997)

Net Loss Attributable To Cannabis Sativa, Inc.	$ (3,936,386)	$ (4,128,346)

Net Loss per Common Share:
Basic & Diluted	$ (0.18)	$ (0.20)

Weighted Average Common Shares Outstanding:
Basic & Diluted	21,664,986	21,016,230

The accompanying notes are an integral part of these consolidated financial statements.

CANNABIS SATIVA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

							Non-controlling Interest - Prestocorp	Non-controlling Interest - iBudTender
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit			Total
	Shares	Amount	Shares	Amount

Balance - January 1, 2018	732,018	$ 732	20,803,216	$ 20,804	$ 70,782,434	$(66,790,415)	$ 1,856,386	$ 154,880	$ 6,024,821

Write off of KPAL investment	—	—	—	—	—	—	(894)	—	(894)
Cancellation of performance based shares	—	—	(50,000)	(50)	—	—	—	—	(50)
Cash purchases for exercise of stock warrants	—	—	180,875	181	361,569	—	—	—	361,750
Return of shares previously issued for services	—	—	(332,447)	(332)	(990,360)	—	—	—	(990,692)
Shares issued for services	27,426	27	557,837	558	2,082,501	—	—	—	2,083,086
Shares issued for stock payable	—	—	156,720	158	735,419	—	—	—	735,577
Net Loss	—	—	—	—	—	(4,128,346)	(749,997)	(31,426)	(4,909,769)

Balance - December 31, 2018	759,444	759	21,316,201	21,318	72,971,563	(70,918,761)	1,105,495	123,454	3,303,828

Cash purchases of shares	—	—	125,000	125	49,875	—	—	—	50,000
Cancellation and retirement of shares	—	—	(70,000)	(70)	70	—	—	—	—
Shares issued for services	223,014	223	725,937	726	1,358,394	—	—	—	1,359,343
Shares issued for stock payable	39,391	39	127,061	127	454,130	—	—	—	454,296
Net gain (loss)	—	—	—	—	—	(3,936,386)	1,985	(72,312)	(4,006,713)

Balance - December 31, 2019	1,021,849	$ 1,021	22,224,199	$ 22,226	$ 74,834,032	$(74,855,147)	$ 1,107,480	$ 51,142	$ 1,160,754

The accompanying notes are an integral part of these consolidated financial statements.

CANNABIS SATIVA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (4,006,713)	$ (4,909,769)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Gain on sale of fixed assets	—	(115)
Write down to cost basis - digital currency	—	11,022
Impairment of digital currency	—	30,169
Realized gain on settlement of digital currency	—	(200,000)
Unrealized loss on investment	152,000	—
Impairment of intangibles	1,039,926	—
Impairment of PrestoCorp goodwill	—	1,173,000
Impairment of iBudTender goodwill	336,667	—
Depreciation and amortization	561,434	562,456
Stock issued and to be issued for services	1,922,178	2,583,156
Amortization of stock based prepaids	—	84,472
Changes in Assets and Liabilities:
Accounts receivable	6,095	1,211
Inventories	5,714	2,797
Prepaid consulting and other current assets	25,854	(30,187)
Accounts payable and accrued expenses	51,493	1,912
Net Cash (Used in) Provided by Operating Activities:	94,648	(689,876)

Cash Flows from Investing Activities:
Purchase of fixed assets	(2,369)	(630)
Advance for acquisition	(50,000)	—
Proceeds from sales of fixed assets	—	1,300
Net Cash Provided by (Used In) Investing Activities:	(52,369)	670

Cash Flows from Financing Activities:
Proceeds received from warrant exercises	—	361,750
Proceeds received from sales of common stock	50,000	—
Proceeds from related parties, net	91,882	303,545
Net Cash Provided by Financing Activities:	141,882	665,295

NET CHANGE IN CASH	184,161	(23,911)

CASH AT BEGINNING OF YEAR	151,946	175,857

CASH AT END OF YEAR	$ 336,107	$ 151,946

Supplemental Disclosures of Non Cash Activities:
Noncash investing and financing activities:
Cancellation and retirement of shares	$ —	$ —
Purchase of investment with digital currency	$ —	$ 200,000
Common stock issued for stock payable	$ 454,296	$ 735,604
Rescinded transaction & elimination of prepaid expense, net	$ —	$ 639,822

The accompanying notes are an integral part of these consolidated financial statements.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

1. Organization and Summary of Significant Accounting Policies

Nature of Corporation:

Cannabis Sativa, Inc. (the “Company,” “us”, “we” or “our”) was incorporated as Ultra Sun Corp. under the laws of Nevada in November 2004.  On November 13, 2013, we changed our name to Cannabis Sativa, Inc.    We operate through several subsidiaries including PrestoCorp, Inc. (“PrestoCorp”), iBudtender, Inc. (“iBudtender”), Wild Earth Naturals, Inc. (“Wild Earth”), Kubby Patent and Licenses Limited Liability Company, (“KPAL”), Hi Brands, International, Inc. (“Hi Brands”), and Eden Holdings LLC (“Eden”).  PrestoCorp is a 51% owned subsidiary and iBudtender is 50.1% owned. Wild Earth, KPAL, Hi Brands, and Eden are wholly owned subsidiaries. Currently, PrestoCorp and iBudtender are operating subsidiaries, although iBudtender is not currently generating any revenue. The Company is reviewing opportunities for business development relating to Wild Earth, KPAL, and Hi Brands. Eden is not operating and had no activity for the years ended December 31, 2019 and 2018.

Our primary operations in 2019 were through PrestoCorp, which provides telemedicine online referral services for customers desiring medical marijuana cards in states where medical marijuana has been legalized. The Company is also actively seeking new business opportunities for acquisition and is continually reviewing opportunities for product and brand development through our Wild Earth, Hi Brands, and KPAL subsidiaries. iBudtender is also working to complete and commercialize an application (the iBudtender App) that will provide a convenient means for sharing information about cannabis products, patients and businesses.

Principles of Consolidation:

The consolidated financial statements include the accounts of Cannabis Sativa, Inc., and its wholly-owned subsidiaries; Wild Earth Naturals, Inc., Hi-Brands International, Inc., Eden Holdings LLC, our 50.1% ownership of iBudtender Inc. and our 51% ownership of PrestoCorp, (collectively referred to as the “Company”).  All significant inter-company balances have been eliminated in consolidation. We hold controlling interests in iBudTender and PrestoCorp and exercise control through management practices and oversight by the Company’s Board of Directors.

Non-controlling Interests:

Non-controlling interests are portions of entities included in the consolidated financial statements that are not attributable to the Company.  Non-controlling interest are identified separately from the Company’s stockholders’ equity and its net income (loss). Non-controlling interests equity balances include the non-controlling entity’s initial contribution at the date of the original acquisition, ongoing contributions, distributions, and percentage share of earnings since inception. The non-controlling interests are calculated based on percentages of ownership.

 Use of Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment evolves.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

1. Organization and Summary of Significant Accounting Policies, Continued:

Use of Estimates, Continued:

Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations and if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect the allowance for doubtful accounts, the carrying value of long-lived assets (including goodwill and intangible assets), the provision for income taxes and related deferred tax accounts, certain accrued liabilities, revenue recognition, contingencies, and the value attributed to stock-based awards.

Accounts Receivable:

We estimate credit loss reserves for accounts receivable on an individual receivable basis. A specific allowance reserve is established based on expected future cash flows and the financial condition of the debtor.  We charge off customer balances in part or in full when it is more likely than not that we will not collect that amount of the balance due.  We consider any balance unpaid after the contract payment period to be past due.

Inventories:

Inventory costs, when applicable, include those costs directly attributable to the manufacture of the product before sale. Inventory consists of raw materials and finished goods and is carried at the lower of cost or net realizable value, using first-in, first-out method of determining cost.  As of December 31, 2019, the Company had $-0- in finished goods and raw materials inventory. As of December 31, 2018, the Company had $5,714 in raw materials, consisting of the components used in the production of CBD and cannabis consumer products and $-0- in finished goods inventory. In 2018, the Company discontinued its manufacturing processes and at December 31, 2019, did not maintain inventory of raw materials or finished goods.

Property and Equipment:

Property and equipment are recorded at cost.  Depreciation is provided for on the straight-line method over the estimated useful lives of the assets.  The average lives range from five (5) to ten (10) years.  Leasehold improvements are amortized on the straight-line method over the lesser of the lease term or the useful life. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.  Betterments or renewals are capitalized when incurred.

Fair Value of Financial Instruments:

The carrying amounts of cash and cash equivalents and amounts due to related parties approximate fair value given their short-term nature.

Cash:

Cash is held at major financial institutions and insured by the Federal Deposit Insurance Corporation (FDIC) up to federal insurance limits. The Company considers all highly liquid investments purchased with an original maturity of three months or less when acquired to be cash equivalents.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

1. Organization and Summary of Significant Accounting Policies, Continued:

Net Loss per Share:

Net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period and contains no dilutive securities. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company.  Potentially dilutive shares are excluded from the calculation of diluted net loss per share because the effect is anti-dilutive. At December 31, 2019 and 2018 the Company had 174,900 and 49,900 outstanding warrants, respectively, that would be dilutive to future periods net income. Also, at December 31, 2019 and 2018 the Company had 1,021,849 and 759,444 shares of convertible Series A preferred stock, respectively, that would be dilutive to future periods net income.  See Note 6.

Revenue Recognition:

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company recognizes revenue from the sale of products and services in accordance with ASC 606,” Revenue Recognition”. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

·	identify the contract with a customer;
·	identify the performance obligations in the contract;
·	determine the transaction price;
·	allocate the transaction price to performance obligations in the contract; and
·	recognize revenue as the performance obligation is satisfied.

Provision for sales incentives, discounts and returns and allowances, if applicable, are accounted for as reductions of revenue in the period the related sales are recorded. The company had no warranty costs associated with the sales of its products in the periods presented in the accompanying Consolidated Statements of Operations and no provision for warranty expenses has been included.

The Company generates revenue based on a per telehealth visit basis for clients looking to obtain a permit to use marijuana for medical purposes in states that have legalized medical marijuana. Revenues are recognized when the Company satisfies its performance obligation to stand ready to provide telehealth services. This occurs at the time an online client subscribes for the visit and gains access to our network of health care professionals. Revenue is recognized in an amount that reflects the consideration that is received in exchange for the service.

The Company operates as one reportable segment.

Investments

Investments in equity securities are stated at fair value. The Company’s investments consist of ownership of less than 20% of the company in which the investment is held.  The Company recognizes unrealized holding gains and losses in other (Income) Expenses in the consolidated statement of operations. On disposal of an investment, the difference between the disposal proceeds and the carrying amount is recognized as income or loss on the consolidated statement of operations.

Intangible Assets and Goodwill:

We account for intangible assets and goodwill in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”).

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

1. Organization and Summary of Significant Accounting Policies, Continued:

Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The fair values of the intangible assets were determined by using the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflected a weighted average cost of capital based on our industry, capital structure and risk premiums including those reflected in the current market capitalization. Definite-lived intangible assets are amortized over their useful lives, which have historically ranged from5 to 10 years. The carrying amounts of our definite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the entity may be unable to recover the asset’s carrying amount. We do not have any indefinite-lived intangible assets recorded from acquisitions.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. The fair value of the reporting unit is evaluated on qualitative factors to determine if the reported value may be impaired.  If the qualitative factors indicate a likelihood of impairment, we then evaluate carrying value of the reporting unit based on quantitative factors using the income approach. An impairment charge is recognized for the excess of the carrying value of goodwill for the reporting unit over its implied fair value.

Advertising Expense:

Advertising costs are expensed as incurred and are included in general and administrative expense in the accompanying consolidated statements of operations. Advertising costs were $195,879 and $104,018 for the years ended December 31, 2019 and 2018, respectively.

Stock-Based Compensation:

Stock-based compensation is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718. FASB ASC 718 requires all share-based payments to employees and non-employees be recognized as compensation expense in the consolidated financial statements based on their fair values.  The expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company uses the Black-Scholes option pricing model when necessary as the most appropriate fair value method for awards. Although most awards have been restricted stock or shares of stock issued under the Company’s 2017 Stock Plan. See Note 6. The Company currently recognizes compensation costs immediately as our awards are 100% vested at the time of issuance.

Business Combinations:

We account for business combinations by recognizing the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired requires the use of estimates by management and was based upon currently available data. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to macro-economic factors, future expected cash flows from product sales, support agreements, consulting contracts, other customer contracts, acquired technologies and patents, and discount rates utilized in valuation estimates.

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results. Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimate of relevant revenue or other targets, will be recognized in earnings in the period of the

1. Organization and Summary of Significant Accounting Policies, Continued:

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

estimated fair value change. A change in fair value of the acquisition-related contingent consideration or the occurrence of events that cause results to differ from our estimates or assumptions could have a material effect on the consolidated statements of operations, financial position and cash flows in the period of the change in the estimate.

Income Taxes:

The Company utilizes the liability method of accounting for income taxes which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Additionally, deferred tax assets are evaluated, and a valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. There can be no assurance that the Company’s future operations will produce sufficient earnings so that the deferred tax asset can be fully utilized. The Company currently maintains a full valuation allowance against net deferred tax assets.

Recent Accounting Pronouncements:

In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires lessees to recognize lease assets and lease liabilities on the consolidated balance sheet and requires expanded disclosures about leasing arrangements. We adopted the standard on January 1, 2019. Based on our assessment of the new standard on our consolidated financial statements, we have concluded that there is no impact to our consolidated financial statements based on the short-term nature of our leases and our election of such practical expediency.

In June 2018, the FASB issued ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The update aligns the accounting for share-based payment awards issued to nonemployees with those issued to employees. Under the new guidance, the nonemployee awards will be measured on the grant date and compensation costs will be recognized when achievement of the performance condition is probable. This new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The update simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount. This update is effective for annual and interim periods beginning after December 15, 2019, and interim periods within that reporting period. While the Company is still in the process of completing our analysis on the impact this guidance will have on the consolidated financial statements and related disclosures, the Company does not expect the impact to be material.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement. The update modifies the disclosure requirements for recurring and nonrecurring fair value measurements, primarily those surrounding Level 3 fair value measurements and transfers between Level 1 and Level 2. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within that reporting period. The Company is currently evaluating the new guidance and does not expect it to have a material impact on its consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18, Clarifying the Interaction Between Topic 808 and Topic 606, which clarifies when transactions between participants in a collaborative arrangement are within the scope of the FASB’s revenue standard, Topic 606. This ASU becomes effective for the Company in the year ending December 31, 2020 and early adoption is permitted. The Company is currently assessing the impact that this ASU will have on its consolidated financial statements.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

1. Organization and Summary of Significant Accounting Policies, Continued:

Fair Value Measurements

We adopted ASC Topic 820 for financial instruments measured at fair value, whether on a recurring basis or non-recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information.  These estimates involve uncertainties and cannot be determined with precision.   We measure our investment in marketable securities at fair value on a recurring basis.  The Company’s available for sale securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within the fair value hierarchy. Investments are valued on a recurring basis.

2.  Fixed Assets

Property and equipment consisted of the following at December 31, 2019 and 2018:

December 31,	2019	2018
Furniture and Equipment	$ 17,414	$ 15,045
Leasehold Improvements	2,500	2,500
	19,914	17,545
Less: Accumulated Depreciation	(13,474)	(10,997)

Net Property and Equipment	$ 6,440	$ 6,548

Depreciation expense for the years ended December 31, 2019 and 2018 was $2,477 and $3,497, respectively.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

3.  Intangibles and Goodwill

The Company considers all intangibles to be definite-lived assets with lives of 5 to 10 years. Intangibles consisted of the following at December 31, 2019 and 2018:

December 31,	2019	2018
CBDS.com website (Cannabis Sativa)	$ 13,999	$ 13,999
Intellectual Property Rights (Cannabis Sativa)	––	1,484,250
Intellectual Property Rights Vaporpenz (Cannabis Sativa)	––	210,100
Intellectual Property Rights (iBudtender)	––	330,000
Intellectual Property Rights (PrestoCorp)	240,000	240,000
Patents and Trademarks (Cannabis Sativa)	––	8,410
Patents and Trademarks (Wild Earth)	––	4,425
Patents and Trademarks (KPAL)	1,281,411	1,410,000
Total Intangibles	1,535,410	3,701,184
Less: Accumulated Amortization	(840,192)	(1,407,083)
Net Intangible Assets	$ 695,218	$ 2,294,101

Amortization expense for the years ended December 31, 2019 and 2018 was $558,958 each year. Impairment expense of intangible assets for the year ended December 31, 2019 was $1,039,926. The determination of fair value of the intangible assets was based on management estimates of product demand and market factors that were not readily observable.  The assets, consisting of intellectual property rights and patents and trademarks were considered impaired due to delays in commercializing products using or based on the intangibles and the uncertainty surrounding the future revenue generation from the assets.

Amortization of intangibles for each of the next five years is:

2020	$205,270
2021	$169,142
2022	$161,865
2023	$151,686
2024	$ 7,255

Goodwill in the amount of $3,010,202 was recorded as part of the acquisition of PrestoCorp that occurred on August 1, 2017. For the year ended December 31, 2018 the Company recorded a $1,173,000 impairment of the PrestoCorp goodwill. The 2018 impairment of the PrestoCorp goodwill was based on the slower than expected revenue growth associated with the acquisition and the uncertainties about the long-term prospects of the business.  Impairment of the PrestoCorp goodwill was estimated using the income approach. Cumulative impairment of the PrestoCorp goodwill totals $1,173,000 as of December 31, 2019.

Goodwill in the amount of $336,667 was recorded as part of the acquisition of iBudtender that occurred on August 8, 2016. For the year ended December 31, 2019 the Company recorded a $336,667 impairment of the iBudtender goodwill. The impairment of the iBudtender goodwill was due to delays in completion of the iBudTender software and mobile app, and failure to commence viable business operations, as well as the uncertainty surrounding the future of the business opportunity.  Impairment of the iBudTender goodwill was estimated using the income approach. Cumulative impairment of the iBudTender goodwill totals $336,667 as of December 31, 2019.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

3.  Intangibles and Goodwill, Continued:

The changes in the carrying amount of goodwill during the years ended December 31, 2019 and 2018 are as follows:

December 31,	2019	2018

Beginning Balance	$ 2,173,869	$ 3,346,869
Impairment – PrestoCorp	--	(1,173,000)
Impairment – iBudtender	(336,667)
Ending Balance	$ 1,837,202	$ 2,173,869

4.  Related Party Transactions

The Company has received advances from related parties and officers of the Company to cover operating expenses. As of December 31, 2019 and 2018 amounts due to the related parties were $1,018,520 and $926,638, respectively. During the years ended December 31, 2019 and 2018, the Company recorded interest expense related to these advances at the rates between 5% and 8% per annum and in the amount of $49,608 and $39,429, respectively. The Company does not have written notes payable for these balances but has a verbal understanding with the related parties that written notes will be created in 2020 to reflect the balances due and payable December 31, 2025.   At December 31, 2019 and 2018, there was $87,979 and $39,611, respectively, of accrued interest on these notes included in accounts payable and other accrued liabilities on the consolidated balance sheets.

At December 31, 2019 and 2018, the Company had a note payable to the founder of iBudtender of $10,142 and $9,197, respectively, which is included in due to related parties on the consolidated balance sheets. The note earns interest at 0% and was due on December 2019. The note has not yet been paid pending further review of the iBudtender business and adjustment of the agreements between the parties.

During each of the years ended December 31, 2019 and 2018, the Company incurred approximately $69,000 for consulting services from a nephew of the Company’s president. These services were paid in shares of common stock.

During the years ended December 31, 2019 and 2018, the Company paid the officers and directors in shares of common stock.  The shares were recorded at fair value at the time of issuance as compensation expense. See Note 6 regarding shares issued to related parties.

5.  Investments.

In 2018, the Company purchased 10,000,000 shares of common stock of Medical Cannabis Payment Solutions (ticker:  REFG) in exchange for 1,000,000 units of Weed coins (valued at $200,000). At December 31, 2019, the fair value of the investment in REFG was adjusted to $48,000 based on the closing price of the stock on that date, which resulted in an unrealized loss on investment of $152,000. There was no change in the fair value of the investment in REFG during the year ended December 31, 2018.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

6.  Stockholders’ Equity

Share Capital

The authorized capital of the Company consists of 45,000,000 shares of Common Stock with a par value of $0.001 and 5,000,000 shares of preferred stock issuable in series with such rights, preferences and conditions as the Board of Directors may establish.  The Company has designated and established the rights of Series A preferred stock (“Series A”) with a par value of $0.001.  The Company is authorized to issue up to 5,000,000 shares of Series A.  The holders of Series A are entitled to dividends if the Company declares a dividend on common shares, have no liquidation preference, have voting rights equal to 1 vote per share, and can be converted into one share of common at any time.

2017 Stock Plan

On July 28, 2017, the Company adopted the Cannabis Sativa 2017 Stock Plan which authorized the Company to utilize common stock to compensate employees, officers, directors, and independent contractors for services provided to the Company.  The Company authorized up to 3,000,000 shares of common stock to be issued pursuant to the 2017 Stock Plan.  Of the total common shares issued for services of 725,397 and 557,837 in the years ended December 31, 2019 and 2018, respectively, the Company issued 618,289 and 326,901 shares of common stock pursuant to the 2017 Stock Plan, respectively. The balance of the common shares issued in each year were restricted securities.  At December 31, 2019, the Company was authorized to issue up to 2,010,884 additional shares under the 2017 Stock Plan.

During 2019, shares of common stock and preferred stock were issued to related and non-related parties for cash and services, certain shares were cancelled, and shares were sold for cash. The following table breaks out the issuances by type of transaction and by related and non-related parties.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

6.  Stockholders’ Equity, Continued:

Year ended December 31, 2019
	Cash		Services			Total
Related Parties	Common	Value	Common	Preferred	Value	Common	Preferred	Value
Stephen Downing, Director	-	$ -	34,016	-	$ 53,962	34,016	-	$ 53,962
Deborah Goldsberry, Director	-	-	16,101	-	32,724	16,101	-	$ 32,724
Don Lundbom, Officer	-	-	210,215	-	333,478	210,215	-	$ 333,478
Trevor Reed, Director	-	-	27,212	-	43,168	27,212	-	$ 43,168
Michael Gravel, Director	-	-	53,764	-	115,655	53,764	-	$ 115,655
Cathy Carroll, Director	-	-	68,031	-	107,921	68,031	-	$ 107,921
David Tobias, Officer, Director	-	-	-	262,405	416,269	-	262,405	$ 416,269
Total for related parties	-	$ -	409,339	262,405	$ 1,103,177	409,339	262,405	$ 1,103,177

Related parties cancelled(1)	-	$ -	(70,000)	-	$ -	(70,000)	-	$ -

Unrelated parties issued(2)	125,000	$ 50,000	443,659	-	$ 710,462	568,659	-	$ 760,462

Aggregate Totals	125,000	$ 50,000	782,998	262,405	$ 1,813,639	907,998	262,405	$ 1,863,639

1) During the year ended December 31, 2019, the Company received 70,000 shares of common stock that were returned by iBudtender and cancelled in relation to the amended purchase contract that was effective July 2018.

2) During the year ended December 31, 2019, $50,000 cash was received form sale of 125,000 units where each unit consisted of one share of stock and one warrants in a Private Placement at $0.40 each.

During 2018, shares of common stock and preferred stock were issued to related and non-related parties for cash and services, certain shares were cancelled, and shares were issued upon exercise of warrants. The following table breaks out the issuances by type of transaction and by related and non-related parties.

Year ended December 31, 2018
	Cash		Services			Total
Related Parties	Common	Value	Common	Preferred	Value	Common	Preferred	Value
Stephen Downing, Director	-	$ -	14,628	-	$ 64,674	14,628	-	$ 64,674
Deborah Goldsberry, Director	-	-	21,999	-	110,688	21,999	-	110,688
Don Lundbom, Officer	-	-	91,128	-	403,444	91,128	-	403,444
Michael Gravel, Director	-	-	56,252	-	223,809	56,252	-	223,809
Catherine Carroll, Director	-	-	25,501	-	105,404	25,501	-	105,404
David Tobias, Officer, Director	-	-	50,140	-	187,514	50,140	-	187,514
David Tobias, Officer, Director	-	-	-	27,426	160,000	-	27,426	160,000
Trevor Reed, Director			20,187	-	45,990	20,187	-	45,990
Total for related parties	-	$ -	279,835	27,426	$ 1,301,523	279,835	27,426	$ 1,301,523

Unrelated Parties Issued(1)	180,875	$ 361,750	434,722	-	$ 1,517,140	615,597	-	$ 1,878,890
Related Paries Cancelled(2)	-	$ -	(50,000)	-	$ (50)	(50,000)	-	$ (50)
Unrelated Parties Cancelled(3)	-	-	(332,447)	-	(990,692)	(332,447)	-	(990,692)

Aggregate Totals	180,875	$ 361,750	382,110	27,426	$ 1,827,921	512,985	27,426	$ 2,189,671

1) During the year ended December 31, 2018, $361,750 cash was received for 180,875 outstanding warrants exercised at $2.00 each. A total of 180,875 shares of common stock were issued.

2) During the year ended December 31, 2018, the Company amended its purchase contract with iBudtender (its 50.1% subsidiary).  In that agreement, 50,000 shares of common stock due to iBudtender were cancelled.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

6.  Stockholders’ Equity, Continued:

3) During the year ended December 31, 2018, 332,447 shares were returned due to cancellation of a service contract that was originated in 2017.

At December 31, 2019 and 2018, the Company had outstanding warrants to purchase 174,900 shares and 49,900 shares of the Company’s common stock, respectively. The exercise price on 125,000 warrants was $0.80 per share and these warrants expire in November 2022. The exercise price on 49,900 warrants was $2.00 per share and these warrants expire February 1, 2020.

7.  Going Concern Considerations

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, the Company has negative working capital, has incurred operating losses since inception, and has not yet produced sufficient continuing revenues from operations to reach breakeven cash flow. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern. Management anticipates that it will be able to raise additional working capital through the issuance of stock and through additional loans from investors.

The ability of the Company to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until it is able to engage in profitable business operations. To the extent financing is not available, the Company may not be able to, or may be delayed in, developing its services and meeting its obligations. The Company will continue to evaluate its projected expenditures relative to its available cash and to evaluate additional means of financing in order to satisfy its working capital and other cash requirements. The accompanying consolidated financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.

Our operations have been financed primarily through proceeds from sales of common stock, warrants exercised for common stock and revenue generated from sales of our products. We have also issued equity instruments in certain circumstances to pay for services from vendors and consultants. These actions have provided us with the resources to operate our business, sell and support our products, attract and retain key personnel and add new products to our portfolio. We have experienced net losses and negative cash flows from operations each year since our inception. As of December 31, 2019, we had an accumulated deficit of approximately $74.9 million and negative working capital.

During the year ended December 31, 2019, $50,000 in gross proceeds was raised from the issuance of common stock and warrants pursuant to a Private Placement Memorandum.  During the year ended December 31, 2018, $361,750 was raised in gross proceeds from the issuance of common stock from the exercise of warrants.

8.  Commitments and Contingencies

Leases.  In 2018 and 2019, the Company leased an office and warehouse facility in Mesquite, Nevada that served as the principal executive offices and provided manufacturing and warehouse space. The leased space consists of approximately 900 square feet. On September 1, 2018, a new lease agreement was signed at a monthly rate of $600. The lease term is for 12 (twelve) months, which expired in September 2019. The Company renewed their lease in Mesquite, Nevada in November 2019 on a month to month basis at a cost of $600 per month. The Company terminated the lease at the end of February 2020, and now operates out of a virtual office maintained by our Chief Executive Officer.  Rent expense for the years ended December 31, 2019 and 2018 was $7,200 and $13,536, respectively.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

8.  Commitments and Contingencies, Continued:

PrestoCorp leases office space through WeWork in New York for $2,444 per month on a month to month arrangement. Until February 2019, PrestoCorp also leased space in San Francisco for $2,800 per month. PrestoCorp terminated its lease and closed its office in San Francisco as of the end of February 2019.  Primary operations for PrestoCorp are now based in New York City.  Rent expense for PrestoCorp for the years ended December 31, 2019 and 2018 was $29,950 and $45,111, respectively. The Company currently has no lease obligations extending beyond thirty days.

Litigation.  In the ordinary course of business, we may face various claims brought by third parties and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property disputes, contractual disputes and other commercial disputes. Any of these claims could subject us to litigation. As of December 31, 2019, there were two claims that were pending or threatened relating to general business disputes and accounts payable for services. Management believes the outcomes of currently pending claims are not likely to have a material effect on our consolidated financial position and results of operations.

Stock Payable. At December 31, 2019 and 2018, the Company recorded $640,685 and $532,146, respectively, of stock payable related to common stock to be issued for services.  The following summarizes the activity of stock payable during the years ended December 31, 2019 and 2018:

	2019	2018
Beginning Balance – January 1	$ 532,146	$ 767,603
Additions, net	562,835	500,120
Issuances, net	(454,296)	(735,577)
Ending Balance–December 31	$ 640,685	$ 532,146

Shares in Escrow.  At December 31, 2019, the Company has 419,475 shares of common stock in escrow as part of the acquisition of PrestoCorp. These shares are issuable in certain circumstances to the principals of PrestoCorp based on performance of the PrestoCorp business in 2020 and 2021.  The escrow account originally contained 629,213 shares of common stock but 209,738 shares were cancelled in 2018 when the performance requirements were not met.  The escrowed shares are not counted in the outstanding stock of the Company and will be considered compensation to the principals if and when issued. The escrow account also includes an additional 500 shares of PrestoCorp common stock which is distributable either back to the principals of PrestoCorp or to the Company, also depending on certain minimum performance requirements which extend into 2021.  If all of the PrestoCorp shares are ultimately distributed to the Company, the shares would have the effect of increasing the Company’s ownership of PrestoCorp to 61% from the current level of 51%.

9.  Income Taxes

The Company did not recognize a tax provision or benefit for the years ended December 31, 2019 and 2018 due to ongoing net losses and a valuation allowance.  At December 31, 2019 and 2018, the Company had net deferred tax assets which will not be realized and are fully reserved by valuation allowances.

At December 31, 2019 and 2018, the Company had net deferred tax assets principally arising from net operating loss carryforward for income tax purposes and differences in the carrying values of goodwill and intangibles between the Company’s financial statements and its income tax returns. The net deferred tax asset is multiplied by an expected federal tax rate of 21%. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax assets, a valuation allowance equal to 100% of the net deferred tax asset exists at December 31, 2019 and 2018.

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

9.  Income Taxes, Continued:

The components of the Company’s net deferred tax assets at December 31, 2019 are as follows:

2019
Deferred tax asset:
Net operating loss carryforwards	$2,990,322
Non-deductible impairment expenses	955,315
Unrealized (gain) loss on investments and other	580
Total deferred tax assets	3,946,217
Valuation allowance	(3,946,217)
Net deferred tax assets	$-

At December 31, 2019 the Company had net operating loss carry forwards of approximately $14,200,000 for federal and state purposes, $10,000,000 of which expire between 2021 through 2037. The remaining balance of $4,200,000 will never expire but its utilization is limited to 80% of taxable income in any future year.

The reconciliation of the federal income tax rate and the Company’s tax provision (benefit) at December 31, 2019 is as follows:

2019
Provision (benefit) computed using the statutory rate:	$(826,641)
Permanent differences	91,812
Change in valuation allowance	734,829
Total income tax provision (benefit)	$-

As of December 31, 2018, the effective income tax rate of 0% differed from the statutory rate, due primarily to net operating losses incurred by the Company in the respective period. For the year ended December 31, 2018 a tax benefit of approximately $1,130,000 would have been generated. However, all benefits have been fully offset through a valuation allowance account due to the uncertainty of the utilization of the net operating losses. As of December 31, 2018, the Company had accumulated net operating losses of approximately $10,028,000 that would result in a deferred tax asset of approximately $3.200,000. However. the Company has established a valuation allowance in the full amount of the deferred tax asset due to the uncertainty of the utilization of operating losses in future periods.

The Company has analyzed its filing positions in all jurisdictions where it is required to file income tax returns and found no positions that would require a liability for uncertain income tax benefits to be recognized.  The Company is subject to possible tax examinations for the fiscal years 2016 through 2019.  Prior year tax attributes could be adjusted by taxing authorities.  If applicable, the Company will deduct interest and penalties as interest expense on the financial statements.

10.   Subsequent Events

Subsequent to December 31, 2019, the Company issued 963,238 shares of common stock and 232,214 shares of preferred stock, with an aggregate value of $640,685 (based on the respective measurement dates), to consultants and officers for services rendered in the 4th quarter of 2019.  The value these shares were included in stock payable at December 31, 2019 for services rendered prior to that date.

In October 2019, the Company signed an agreement to acquire certain assets of GK Marketing & Media for 100,000 shares of the Company’s common stock to be paid to sellers plus a commitment to fund the operations of a newly formed subsidiary, GK Manufacturing and Packaging, Inc.(“GKMP”) in the amount of $500,000. After signing the

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

10.   Subsequent Events, Continued:

agreement and prior to year-end, the Company advanced $50,000 to GKMP to allow GKMP to begin setting up its production line. Preconditions to finalizing the transaction included creation of the new company and transfer of intellectual property to the newly formed business.  These steps were completed in February and the agreement was finalized at a closing on February 20, 2020.  At closing, GKMP is owned 51% by the Company and 49% by Keith Hyatt and Jason Washington, the former owners of GK Marketing and Media.  The Company agreed to fund operations in the amount of an additional $100,000 at closing and fund the balance of $350,000 over the following 180 days. Additional shares of common stock payments of up to fair value of $1.5 million will be payable based on achievement of revenue targets in 2020.  The transaction closed on February 7, 2020. As of April 20, 2020, the Company has provided aggregate funding of $225,000 to GK Manufacturing pursuant to the acquisition agreement.

In October 2019, the board of directors approved a grant of 10,000 shares of the Company’s restricted common stock to an employee of PrestoCorp, payable 5,000 shares in December of 2019, and an additional 5,000 shares payable in June of 2020.  The first 5,000 shares were issued in the first calendar quarter of 2020.

On March 25, 2020, the Company borrowed $50,000 from a Director pursuant to a promissory note bearing interest at 8% per annum and payable April 1, 2021.  The proceeds from the note were used to fund a portion of the working capital commitment to GK Manufacturing and Packaging, Inc.

In the first calendar quarter of 2020, the Company entered into independent contracting agreements with twelve contractors, including five officers and directors, for services to be rendered by the contractors for the Company in 2020.  The agreements provide for payment of compensation in common or preferred stock of the Company, a portion of which may be paid in registered shares pursuant to the Company’s 2017 Stock Plan. The agreements provide for payment of compensation on the first day of each calendar quarter for that quarter. If paid in common or preferred stock, the shares are considered fully vested and non-cancellable on the date of issuance and if registered, may be resold immediately by the contractors.  In some instances, the contractors are paid in restricted common stock or preferred stock and must be held at least six months before such shares can be sold. Aggregate commitments for payment of contractors in 2020 total approximately $1,050,000.

The outbreak of COVID-19, the coronavirus, has grown both in the United States and globally, and related government and private sector responsive actions have adversely affected the Company’s business operations. The World Health Organization has declared Covid-19 to be a global pandemic, resulting in an economic downturn and changes in global economic policy that will reduce demand for the Company’s products and may have an adverse impact on the Company’s business, operating results and financial condition.

FINANCIAL STATEMENTS FOR THE PERIOD ENDED SETEMBER 30, 2020 (UNAUDITED) AND YEAR ENDED DECEMBER 31, 2019

Cannabis Sativa, Inc.

September 30, 2020

CANNABIS SATIVA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

	September 30,	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$ 433,706	$ 336,107
Accounts receivable, net	4,911	4,551
Prepaid consulting and other current assets	17,931	3,999
Advance for acquisition	—	50,000
Inventories	62,237	—
Total Current Assets	518,785	394,657

Other Assets
Deposits and other assets	51,519	—
Right to use asset	52,718	—
Investment in equity security, at fair value	81,000	48,000
Property and equipment, net	211,934	6,440
Intangible assets, net	541,264	695,218
Goodwill	1,837,202	1,837,202
Total Other Assets	2,775,637	2,586,860

Total Assets	$ 3,294,422	$ 2,981,517

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities
Accounts payable	$ 160,290	$ 73,579
Operating lease liability - current	29,191	—
Accrued interest - related parties	129,271	87,979
Due to related parties	1,164,020	1,018,520
Total Current Liabilities	1,482,772	1,180,078

Long-Term Liabilities
Operating lease liability - long term	23,527	—
Stock payable	—	640,685
Total Long-Term Liabilities	23,527	640,685

Total Liabilities	1,506,299	1,820,763

Commitments and contingencies (Note 7)

Stockholders' Equity:
Preferred stock $0.001 par value; 5,000,000 shares authorized;
1,140,855 and 1,021,849 issued and outstanding, respectively	1,141	1,021
Common stock $0.001 par value; 45,000,000 shares authorized;
26,016,875 and 22,224,199 shares issued and outstanding, respectively	26,018	22,226
Additional paid-in capital	77,160,013	74,834,032
Accumulated deficit	(76,520,184)	(74,855,147)

Total Cannabis Sativa, Inc. Stockholders' Equity	666,988	2,132

Non-Controlling Interests	1,121,135	1,158,622

Total Stockholders' Equity	1,788,123	1,160,754

Total Liabilities and Stockholders' Equity	$ 3,294,422	$ 2,981,517

The accompanying notes are an integral part of these condensed consolidated financial statements.

CANNABIS SATIVA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	For the three months ended September 30,			For the nine months ended September 30,
	2020		2019	2020	2019

Revenues	$ 459,786		$ 453,653	$ 1,674,021	$ 704,998

Cost of Revenues	228,689		176,516	698,307	291,713
		`
Gross Profit	231,097		277,137	975,714	413,285

Operating Expenses
Professional fees	132,439		100,827	621,701	397,595
Depreciation and amortization	56,547		140,337	161,198	421,254
Wages and salaries	215,373		123,283	564,176	248,259
Advertising	108,933		42,793	321,413	104,281
General and administrative	382,713		322,943	1,103,255	971,558

Total Operating Expenses	896,005		730,183	2,771,743	2,142,947

Loss from Operations	(664,908)		(453,046)	(1,796,029)	(1,729,662)

Other (Income) and Expenses
Unrealized (gain) loss on investment	(3,000)		84,000	(33,000)	84,000
Interest expense	15,834		12,446	44,220	36,426

Total Other (Income) Expenses, Net	12,834		96,446	11,220	120,426

Loss Before Income Taxes	(677,742)		(549,492)	(1,807,249)	(1,850,088)

Income Taxes	-		—	—	—

Net Loss for the Period	(677,742)		(549,492)	(1,807,249)	(1,850,088)
Loss attributable to non-controlling interest - GK Manufacturing	(130,200)		—	(257,600)	—
Loss attributable to non-controlling interest - iBudTender	(970)		(12,862)	(2,909)	(38,158)
Income (loss) attributable to non-controlling interest - PrestoCorp	11,952		33,777	118,297	(7,806)

Net Loss for the Period Attributable To Cannabis Sativa, Inc.	$ (558,524)		$ (570,407)	$ (1,665,037)	$ (1,804,124)

Net Loss for the Period per Common Share:
Basic & Diluted	$ (0.02)		$ (0.03)	$ (0.07)	$ (0.08)

Weighted Average Common Shares Outstanding:
Basic & Diluted	25,462,962		21,569,362	24,801,127	21,524,387

The accompanying notes are an integral part of these condensed consolidated financial statements.

CANNABIS SATIVA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 - UNAUDITED

							Non-controlling Interest - Prestocorp	Non-controlling Interest - iBudTender	Non-controlling Interest - GK Manufacturing
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit				Total
	Shares	Amount	Shares	Amount

Balance - July 1, 2019	839,781	$ 839	21,514,104	$ 21,516	$ 73,919,177	$(72,152,478)	$ 1,063,912	$ 98,158	$ —	$ 2,951,124
Shares issued for services	74,925	75	208,043	208	381,724	—	—	—	—	382,007
Net income (loss) for the period	—	—	—	—	—	(570,407)	33,777	(12,862)	—	(549,492)
Balance - September 30, 2019	914,706	$ 914	21,722,147	$ 21,724	$ 74,300,901	$(72,722,885)	$ 1,097,689	$ 85,296	$ —	$ 2,783,639

							Non-controlling Interest - Prestocorp	Non-controlling Interest - iBudTender	Non-controlling Interest - GK Manufacturing
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit				Total
	Shares	Amount	Shares	Amount

Balance - July 1, 2020	1,073,543	$ 1,074	25,319,538	$ 25,321	$ 76,664,109	$(75,961,660)	$ 1,213,825	$ 49,203	$ (22,675)	$ 1,969,197
Shares issued for services	67,312	67	647,337	647	470,954	—	—	—	—	471,668
Cash proceeds from sale of stock	—	—	50,000	50	24,950	—	—	—	—	25,000
Net income (loss) for the period	—	—	—	—	—	(558,524)	11,952	(970)	(130,200)	(677,742)
Balance - September 30, 2020	1,140,855	$ 1,141	26,016,875	$ 26,018	$ 77,160,013	$(76,520,184)	$ 1,225,777	$ 48,233	$ (152,875)	$ 1,788,123

							Non-controlling Interest - Prestocorp	Non-controlling Interest - iBudTender	Non-controlling Interest - GK Manufacturing
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit				Total
	Shares	Amount	Shares	Amount

Balance - January 1, 2019	759,444	$ 759	21,316,201	$ 21,318	$ 72,971,563	$(70,918,761)	$ 1,105,495	$ 123,454	$ —	$ 3,303,828
Cancellation and retirement of shares	—	—	(70,000)	(70)	70	—	—	—	—	—
Shares issued for services	115,871	116	348,885	349	875,138	—	—	—	—	875,603
Shares issued for stock payable	39,391	39	127,061	127	454,130	—	—	—	—	454,296
Net income (loss) for the period	—	—	—	—	—	(1,804,124)	(7,806)	(38,158)	—	(1,850,088)
Balance - September 30, 2019	914,706	$ 914	21,722,147	$ 21,724	$ 74,300,901	$(72,722,885)	$ 1,097,689	$ 85,296	$ —	$ 2,783,639

							Non-controlling Interest - Prestocorp	Non-controlling Interest - iBudTender	Non-controlling Interest - GK Manufacturing
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit				Total
	Shares	Amount	Shares	Amount

Balance - January 1, 2020	1,021,849	$ 1,021	22,224,199	$ 22,226	$ 74,834,032	$(74,855,147)	$ 1,107,480	$ 51,142	$ —	$ 1,160,754
Conversion of Preferred to Common	(340,172)	(340)	340,172	340	—	—	—	—	—	—
Purchase of GK Manufacturing	—	—	100,000	100	108,900	—	—	—	104,725	213,725
Cash proceeds from sale of stock	—	—	50,000	50	24,950	—	—	—	—	25,000
Shares issued for services	235,964	237	2,339,266	2,339	1,552,632	—	—	—	—	1,555,208
Shares issued for stock payable	223,214	223	963,238	963	639,499	—	—	—	—	640,685
Net income (loss) for the period	—	—	—	—	—	(1,665,037)	118,297	(2,909)	(257,600)	(1,807,249)
Balance - September 30, 2020	1,140,855	$ 1,141	26,016,875	$ 26,018	$ 77,160,013	$(76,520,184)	$ 1,225,777	$ 48,233	$ (152,875)	$ 1,788,123

The accompanying notes are an integral part of these condensed consolidated financial statements.

CANNABIS SATIVA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

For the nine months ended September 30,	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$ (1,807,249)	$ (1,850,088)
Adjustments to reconcile net loss for the period to
net cash provided (used) by operating activities:
Bad debts	—	4,961
Unrealized gain (loss) on investment	(33,000)	84,000
Depreciation and amortization	161,198	421,254
Depreciation included in cost of revenues	8,928	—
Stock issued for services	1,555,208	875,603
Stock to be issued for services	—	466,341
Write off of prior year stock payable	—	(77,850)
Changes in Assets and Liabilities:
Accounts receivable	(360)	1,834
Inventories	(14,248)	5,714
Prepaid consulting and other current assets	(13,932)	7,853
Deposits and other assets	(50,269)	—
Accounts payable and accrued expenses	86,711	71,551
Accrued interest - related parties	41,292	—
Net Cash Provided (Used) by Operating Activities	(65,721)	11,173

Cash Flows from Investing Activities:
Purchase of fixed assets	(57,180)	(1,635)
Advance to GK settled with asset acquisition	50,000	—
Net Cash Used by Investing Activities	(7,180)	(1,635)

Cash Flows from Financing Activities:
Proceeds from sale of stock	25,000	—
Proceeds from related parties, net	145,500	60,945
Net Cash Provided by Financing Activities	170,500	60,945

NET CHANGE IN CASH	97,599	70,483
CASH AT BEGINNING OF PERIOD	336,107	151,946
CASH AT END OF PERIOD	$ 433,706	$ 222,429

Supplemental Disclosures of Non Cash Activities:
Noncash investing and financing activities:
Net asset acquisition acquired with shares of common stock	$ 213,725	$ —
Common stock issued from stock payable	$ 640,685	$ 454,296
Operating lease liablility from acquiring right to use asset	$ 61,367	$ —

The accompanying notes are an integral part of these condensed consolidated financial statements.

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

1. Organization and Summary of Significant Accounting Policies

Nature of Business:

Cannabis Sativa, Inc. (the “Company,” “us”, “we” or “our”) was incorporated as Ultra Sun Corp. under the laws of Nevada in November 2004.  On November 13, 2013, we changed our name to Cannabis Sativa, Inc.  We operate through several subsidiaries including PrestoCorp, Inc. (“PrestoCorp”), iBudtender, Inc. (“iBudtender”), Wild Earth Naturals, Inc. (“Wild Earth”), Kubby Patent and Licenses Limited Liability Company, (“KPAL”), Hi Brands, International, Inc. (“Hi Brands”), GK Manufacturing and Packaging, Inc. (“GKMP”), and Eden Holdings LLC (“Eden”).  PrestoCorp and GK Manufacturing are both 51% owned subsidiaries and iBudtender is a 50.1% owned subsidiary. Wild Earth, KPAL, Hi Brands, and Eden are wholly owned subsidiaries. Currently, PrestoCorp, GKMP and iBudtender are operating subsidiaries, although iBudtender is not currently generating any revenue. The Company is reviewing opportunities for business development relating to Wild Earth, KPAL, and Hi Brands. Eden is not operating and had no activity for the nine months ended September 30, 2020 and 2019.

Our primary operations in the nine months ended September 30, 2020 were through PrestoCorp, which provides telemedicine online referral services for customers desiring medical marijuana cards in states where medical marijuana has been legalized. GKMP commenced operations during the second quarter of 2020. The Company is also actively seeking new business opportunities for acquisition and is continually reviewing opportunities for product and brand development through our Wild Earth, Hi Brands, and KPAL subsidiaries. iBudtender is also working to complete and commercialize an application (the iBudtender App) that will provide a convenient means for sharing information about cannabis products, patients and businesses.

Basis of Presentation:

The fiscal year end is December 31. The accompanying condensed consolidated balance sheets as of September 30, 2020 and December 31, 2019, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management all material adjustments (consisting only of normal recurring adjustments) which are considered necessary for a fair presentation of the interim financial statements have been included. Operating results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results of operations expected for the year ending December 31, 2020.

The interim financial statements should be read in conjunction with the audited financial statements and related footnotes set forth in our annual report filed on Form 10-K for the year ended December 31, 2019 as filed with the United States Securities and Exchange Commission on May 14, 2020.

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

1. Organization and Summary of Significant Accounting Policies, Continued:

Principles of Consolidation:

The condensed consolidated financial statements include the accounts of Cannabis Sativa, Inc. (the “Company” or “CBDS”), and its wholly-owned subsidiaries; Wild Earth Naturals, Inc., Hi-Brands International, Inc., Eden Holdings LLC, our 50.1% ownership of iBudtender Inc., our 51% ownership of PrestoCorp, and our 51% ownership of GK Manufacturing Inc., (collectively referred to as the “Company”).  All significant inter-company balances have been eliminated in consolidation. We hold controlling interests in iBudTender, PrestoCorp and GK Manufacturing and exercise control through management practices and oversight by the Company’s Board of Directors.  GK Manufacturing was established in February 2020.

Non-controlling Interests:

Non-controlling interests are portions of entities included in the condensed consolidated financial statements that are not attributable to the Company.  Non-controlling interest are identified separately from the Company’s stockholders’ equity and its net income (loss). Non-controlling interest equity balances include the non-controlling entity’s initial contribution at the date of the original acquisition, ongoing contributions, distributions, and percentage share of earnings since inception. The non-controlling interests are calculated based on percentages of ownership.

Going Concern:

The Company has an accumulated deficit of $76,520,184 at September 30, 2020, which, among other factors, raises substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they are due.

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions by management affect the allowance for doubtful accounts, the carrying value of long-lived assets (including goodwill and intangible assets), the provision for income taxes and related deferred tax accounts, certain accrued liabilities, revenue recognition, contingencies, and the value attributed to stock-based awards.

Accounts Receivable:

We estimate credit loss reserves for accounts receivable on an individual receivable basis. A specific allowance reserve is established based on expected future cash flows and the financial condition of the debtor.  We charge off customer balances in part or in full when it is more likely than not that we will not collect that amount of the balance due.  We consider any balance unpaid after the contract payment period to be past due.

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

1. Organization and Summary of Significant Accounting Policies, Continued:

Inventories:

Inventory costs, when applicable, include those costs directly attributable to the manufacture of the product before sale. Inventory consists of raw materials and finished goods and is carried at the lower of cost or net realizable value, using the first-in, first-out method of determining cost. As of September 30, 2020, the Company had $62,237 in inventory relating to GKMP. Inventory consists of the raw materials and packaging used to manufacture cannabidiol (“CBD”) infused products for our customers. As of December 31, 2019, the Company had no inventory.

Property and Equipment:

Property and equipment are recorded at cost.  Depreciation is provided for on the straight-line method over the estimated useful lives of the assets.  The average lives range from five (5) to ten (10) years.  Leasehold improvements are amortized on the straight-line method over the lesser of the lease term or the useful life. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.  Betterments or renewals are capitalized when incurred.

Fair Value of Financial Instruments:

The carrying amounts of cash and cash equivalents and amounts due to related parties approximate fair value given their nature.

Cash:

Cash is held at major financial institutions and insured by the Federal Deposit Insurance Corporation (FDIC) up to federal insurance limits. The Company considers all highly liquid investments purchased with an original maturity of three months or less when acquired to be cash equivalents.

Net Loss per Share:

Net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period and contains no dilutive securities. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company.  Potentially dilutive shares are excluded from the calculation of diluted net loss per share because the effect is anti-dilutive. At September 30, 2020 and 2019, the Company had 125,000 and 49,900 outstanding warrants, respectively, that would be dilutive to future periods net income. Also, at September 30, 2020 and 2019 the Company had 1,140,855 and 914,706 shares of convertible Series A preferred stock, respectively, that would be dilutive to future periods net income.  See Note 6.

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

1. Organization and Summary of Significant Accounting Policies, Continued:

Revenue Recognition:

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company recognizes revenue from the sale of products and services in accordance with ASC 606,” Revenue Recognition”. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

·	identify the contract with a customer;
·	identify the performance obligations in the contract;
·	determine the transaction price;
·	allocate the transaction price to performance obligations in the contract; and
·	recognize revenue as the performance obligation is satisfied.

Provision for sales incentives, discounts and returns and allowances, if applicable, are accounted for as reductions of revenue in the period the related sales are recorded. The Company had no warranty costs associated with the sales of its products in the periods presented in the accompanying condensed consolidated statements of operations and no provision for warranty expenses has been included.

The Company currently operates two divisions, the telehealth business operated through PrestoCorp, and the contract manufacturing business operated through GKMP.

The telehealth division generates revenue based on a per telehealth visit for clients looking to obtain a permit to use marijuana for medical purposes in states that have legalized medical marijuana. Revenues are recognized when the Company satisfies its performance obligation to provide telehealth services and a referral to a contracted physician. This occurs at the same time an online client subscribes for the visit and gains access to our network of health care professionals. This initial service is a one-time referral to a physician. Clients may return for other telehealth consultations, typically regarding product recommendations, and such additional physician referrals are provided at an additional cost. The billing and payment processes for each physician referral are automated through our online platform. Revenue is recognized in an amount that reflects the consideration that is received in exchange for each physician referral provided to the client.

The contract manufacturing division recognizes revenue from manufacturing operations when the products are shipped to the customer. In some instances, customers provide inventory for the manufacturing process and GKMP provides labor, supplies and manufacturing operations to mix and package the products.  Revenues are recognized when the manufacturing and packaging process are completed and the goods have been shipped to the customer.  In other instances, the Company acquires inventory and manufactures products for customers and/or to hold in inventory for later sale to customers through the on-site dispensary, through the web, or to independent

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

1. Organization and Summary of Significant Accounting Policies, Continued:

distributors. In these instances, revenue is recognized when the product is shipped to the customer or distributor.  Shipment terms are FOB origination. Inventory consists of emoluments, CBD oils, scents, flavors, and similar components of the salves, edibles, drinks, and topical products GKMP produces.

Investments

Equity securities in which the Company owns less than a 20% interest are generally measured at fair value. Unrealized gains and losses for equity securities are included other (income) expenses in the condensed consolidated statement of operations. If an equity security does not have a readily determinable fair value, the Company may elect to measure the security at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. On disposal of an investment, the difference between the disposal proceeds and the carrying amount is recognized as income or loss on the condensed consolidated statement of operations.

Intangible Assets and Goodwill:

The Company accounts for intangible assets and goodwill in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”).

Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The fair values of the intangible assets were determined by using the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflected a weighted average cost of capital based on our industry, capital structure and risk premiums including those reflected in the current market capitalization. Definite-lived intangible assets are amortized over their useful lives, which have historically ranged from 5 to 10 years. The carrying amounts of our definite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the entity may be unable to recover the asset’s carrying amount. We do not have any indefinite-lived intangible assets recorded from acquisitions.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. The fair value of the reporting unit is evaluated on qualitative factors to determine if the reported value may be impaired.  If the qualitative factors indicate a likelihood of impairment, we then evaluate carrying value of the reporting unit based on quantitative factors using the income approach. An impairment charge is recognized for the excess of the carrying value of goodwill for the reporting unit over its implied fair value.

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

1. Organization and Summary of Significant Accounting Policies, Continued:

Advertising Expense:

Advertising costs are expensed as incurred and are broken out separately in the accompanying consolidated statements of operations.

Stock-Based Compensation:

Stock-based payments to employees and non-employees are recognized at their fair values.  Compensation expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).  The Company uses the Black-Scholes option pricing model when necessary as the most appropriate fair value method for option awards. Most awards have been in the form of shares of the Company’s common and preferred stock issued under the Company’s 2017 Stock Plan. See Note 6. The Company currently recognizes compensation costs immediately as our awards are 100% vested at the time of issuance.

Income Taxes:

The Company utilizes the liability method of accounting for income taxes which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Additionally, deferred tax assets are evaluated, and a valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. There can be no assurance that the Company’s future operations will produce sufficient earnings so that the deferred tax asset can be fully utilized. The Company currently maintains a full valuation allowance against net deferred tax assets.

Leases:

The Company determines if an arrangement is a lease, or contains a lease, at the inception of an arrangement. If the Company determines that the arrangement is a lease, or contains a lease, at lease inception, it then determines whether the lease is an operating lease or finance lease. Operating and finance leases result in recording a right-of-use (“ROU”) asset and lease liability on the consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. For purposes of calculating operating lease ROU assets and operating lease liabilities, the Company uses the non-cancellable lease term plus options to extend that it is reasonably certain to exercise. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. The Company’s leases generally do not provide an implicit rate.

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

1. Organization and Summary of Significant Accounting Policies, Continued:

As such, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected not to recognize ROU assets and lease liabilities that arise from short-term (12 months or less) leases for any class of underlying asset. The Company has elected not to separate lease and non-lease components for any class of underlying asset.

Fair Value Measurements:

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level 1 uses quoted prices in active markets for identical assets or liabilities, Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date. We measure our investment in equity securities at fair value on a recurring basis.  The Company’s equity securities are valued using inputs observable in active markets and are therefore classified as Level 1 within the fair value hierarchy.

Recent Accounting Pronouncements:

Accounting Standards Updates Adopted

In August 2018, the FASB issued ASU No. 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The update removes, modifies, and makes additions to the disclosure requirements on fair value measurements. The update was adopted as of January 1, 2020, and its adoption did not have a material impact on the Company’s financial statements.

Accounting Standards Updates to Become Effective in Future Periods

In November 2018, the FASB issued ASU 2018-18, Clarifying the Interaction Between Topic 808 and Topic 606 Revenue from Contracts with Customers, which clarifies when transactions between participants in a collaborative arrangement are within the scope of Topic 606. This ASU becomes effective for the Company in the year ending December 31, 2020 and early adoption is permitted. The Company is currently assessing the impact that this ASU will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

2.  Property and Equipment

Property and equipment consisted of the following at September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
Furniture and Equipment	$ 224,265	$ 17,414
Leasehold Improvements	17,315	2,500
	241,580	19,914
Less: Accumulated Depreciation	(29,646)	(13,474)
Net Property and Equipment	$ 211,934	$ 6,440

Depreciation expense for the three and nine months ended September 30, 2020 was $14,155 (2019: $763) and $16,172 (2019: $2,201), respectively.

3.  Intangibles and Goodwill

The Company considers all intangibles to be definite-lived assets with lives of 5 to 10 years. Intangibles consisted of the following at September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
CBDS.com website (Cannabis Sativa)	$ 13,999	$ 13,999
Intellectual Property Rights (PrestoCorp)	240,000	240,000
Patents and Trademarks (KPAL)	1,281,411	1,281,411
Total Intangibles	1,535,410	1,535,410
Less: Accumulated Amortization	(994,146)	(840,192)
Net Intangible Assets	$ 541,264	$ 695,218

Amortization expense for the three and nine months ended September 30, 2020 were $51,318 (2019: $139,573) and $153,954 (2019: $419,052), respectively.

Amortization of intangibles for each of the next five years is:

2021	$ 178,174
2022	$ 166,229
2023	$ 151,686
2024	$ 40,738
2025	$ 4,437

Goodwill in the amount of $3,010,202 was recorded as part of the acquisition of PrestoCorp that occurred on August 1, 2017.  Cumulative impairment of the PrestoCorp goodwill totals $1,173,000 as of September 30, 2020 and December 31, 2019.

Goodwill in the amount of $336,667 was recorded as part of the acquisition of iBudtender that occurred on August 8, 2016. For the year ended December 31, 2019 the Company recorded a $336,667 impairment of the iBudtender goodwill. The impairment of the iBudtender goodwill was

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

3.  Intangibles and Goodwill, Continued:

due to delays in completion of the iBudtender software and mobile app, and failure to commence viable business operations, as well as the uncertainty surrounding the future of the business opportunity.  Cumulative impairment of the iBudtender goodwill totals $336,667 as of September 30, 2020 and December 31, 2019.

There were no additions, deletions, and impairments recognized in the nine months ended September 30, 2020 and 2019. The Company considered the impact of COVID-19 on intangible assets for the interim period ended September 30, 2020 and concluded that an interim impairment analysis is not necessary.  The Company’s telehealth business has been positively impacted by the pandemic.

4.  Related Party Transactions

The Company has received advances from related parties and officers of the Company to cover operating expenses. Related parties include the officers and directors of the Company, and a significant shareholder holding in excess of a 10% interest in the Company. As of September 30, 2020 and December 31, 2019, amounts due to the related parties were $1,164,020 and $1,018,520, respectively. During the nine months ended September 30, 2020 and 2019, the Company recorded interest expense related to these advances at the rates between 5% and 8% per annum and in the amounts of $44,220 and $36,426, respectively. The Company does not have written notes payable for these balances but has a verbal understanding with the related parties that written notes will be created in 2020 to reflect the balances due and payable December 31, 2025. These balances were classified as current liabilities as of September 30, 2020 as the written notes have not yet been finalized.  New advances in the nine months ended September 30, 2020 were $145,500.

At September 30, 2020 and December 31, 2019, the Company had a note payable to the founder of iBudtender of $10,142 and $10,142, respectively, which is included in due to related parties on the consolidated balance sheets. The note earns interest at 0% and was due on December 2019. The note has not yet been paid pending further review of the iBudtender business and adjustment of the agreements between the parties.

In the three and nine months ended September 30, 2020, the Company incurred approximately $39,160 (2019: $15,667) and $127,535 (2019: $51,710), respectively, for consulting services from a nephew of the Company’s president. These services were paid in shares of the Company’s common stock.

The Company paid officer and director compensation for services in shares of common stock in order to reduce operating cash flow requirements.  The shares were recorded at fair value at the time of issuance as compensation expense. See Note 6 regarding shares issued to related parties. In the three and nine months ended September 30, 2020, the Company paid $220,183 (2019: $252,987) and $689,869 (2019: $520,060), respectively.  The amounts are included in the statements of operations in general and administrative expenses.

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

5.  Investments

The Company owns 10,000,000 shares of common stock of Medical Cannabis Payment Solutions (ticker:  REFG). At September 30, 2020, the fair value of the investment in REFG was adjusted to $81,000 based on the closing price of the stock on that date, which resulted in an unrealized gain on investment of $33,000 during the nine month period ended September 30, 2020. At December 31, 2019, the fair value of the investment in REFG was adjusted to $48,000 based on the closing price of the stock on that date, which resulted in an unrealized loss on investment of $152,000 during the  year ended December 31, 2019.

6.  Stockholders’ Equity

Share Capital

The authorized capital of the Company consists of 45,000,000 shares of Common Stock with a par value of $0.001 and 5,000,000 shares of preferred stock issuable in series with such rights, preferences and conditions as the Board of Directors may establish.  The Company has designated and established the rights of Series A preferred stock (“Series A”) with a par value of $0.001.  The Company is authorized to issue up to 5,000,000 shares of Series A.  The holders of Series A are entitled to dividends if the Company declares a dividend on common shares, have no liquidation preference, have voting rights equal to 1 vote per share, and can be converted into one share of common at any time. In the nine months ended September 30, 2020, a related party converted 340,172 preferred shares into 340,172 shares of common stock. No preferred shares were converted in the nine months ended September 30, 2019.

Shares of Stock issued for Asset Acquisition

In the nine months ended September 30, 2020, the Company acquired assets and established GK Manufacturing and Packaging, Inc. (“GKMP”) to conduct contract manufacturing operations for customers seeking to obtain CBD infused products, including salves, tinctures, edibles, and other products containing CBD. In connection with the acquisition, the Company issued two key individuals an aggregate of 100,000 shares of common stock with a fair value of $109,000 for a 51% interest in GKMP. Assets acquired included inventory needed for manufacturing the CBD products ($47,987); a packaging line and other manufacturing equipment ($164,488); and a deposit ($1,250). The assets values totaled $213,725, of which $104,725 relates to the 49% non-controlling interest. GKMP also assumed the payments on a lease for equipment, agreed to provide up to $500,000 of additional working capital to GKMP, and agreed to an earnout provision where additional shares of common stock may become issuable to the key individuals in the event certain performance standards are met. See Note 7.

Upon completion of the acquisition of assets for GKMP, GKMP entered into employment agreements with the two key individuals. The employment agreements are terminable at any time with or without cause, but in the event of termination without cause, the salary will continue for six months. Salary for the president of GKMP is set at $65,000 per annum and salary for the Vice President – Sales and Marketing is set at $50,000 per annum.  The agreements also provide the individuals with expense reimbursements and other employee benefits comparable to those being

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

6.  Stockholders’ Equity, Continued:

offered to the other employees of the Company. Currently, GKMP has not established any other employee benefit programs. The 49% non-controlling interest is considered a related party to the Company because the non-controlling interest is owned, in part by the president of GKMP.

The completion of the GKMP asset acquisition resulted in payment of a finder’s fee to an unrelated party. The finder’s fee was paid by issuance of 50,000 shares of common stock with a fair value at the time of issuance of $36,000 which was recognized as an expense upon completion of the acquisition.

2017 Stock Plan

On July 28, 2017, the Company adopted the Cannabis Sativa 2017 Stock Plan which authorized the Company to utilize common stock to compensate employees, officers, directors, and independent contractors for services provided to the Company.  The Company authorized up to 3,000,000 shares of common stock to be issued pursuant to the 2017 Stock Plan. At September 30, 2020, the Company was authorized to issue up to 85,070 additional shares under the 2017 Stock Plan.

Warrants

At September 30, 2020 and December 31, 2019, the Company had outstanding warrants to purchase 125,000 shares and 174,900 shares of the Company’s common stock, respectively. The exercise price on 125,000 warrants was $0.80 per share and these warrants expire in November 2022. Warrants to purchase up to 49,900 shares of common stock at $2.00 per share expired on February 1, 2020.

Securities Issuances

During the nine months ended September 30, 2020 and 2019, shares of common stock and preferred stock were issued to related and non-related parties for stock payable as of the prior year end, and/or for services, acquisitions and settlements. The following tables break out the issuances by type of transaction and by related and non-related parties. The Company also issued 50,000 shares of common stock for $25,000 pursuant to a private placement that was closed during the nine months ended September 30, 2020.

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

6.  Stockholders’ Equity, Continued:

Nine months ended September 30, 2020
Share Issuances	Services			Other Activity			Total
Shares issued for stock payable	Common	Preferred	Value	Common	Preferred	Value	Common	Preferred	Value
Related party issuance	521,411	223,214	$ 431,201	-	-	$ -	521,411	223,214	$ 431,201
Unrelated party issuance	441,827	-	209,484	-	-	-	441,827	-	209,484
Total shares for stock payable	963,238	223,214	$ 640,685	-	-	$ -	963,238	223,214	$ 640,685

Conversion of preferred stock	-	-	$ -	340,172	(340,172)	$ -	340,172	(340,172)	$ -

Services
Related party issuances
David Tobias, Officer, Director	-	235,964	$ 136,490	-	-	$ -	-	235,964	$ 136,490
Brad Herr, Officer, Director	335,543	-	193,034	-	-	-	335,543	-	193,034
Robert Tankson, Director	108,773	-	56,082	-	-	-	108,773	-	56,082
Cathy Carroll, Director	235,964	-	136,490	-	-	-	235,964	-	136,490
Trevor Reed, Director	39,328	-	22,749	-	-	-	39,328	-	22,749
Keith Hyatt, President GKMP	164,932	-	100,580	-	-	-	164,932	-	100,580
Kyle Powers, CEO PrestoCorp	92,593	-	44,444	-	-	-	92,593	-	44,444
Total related party issuances	977,133	235,964	689,869	-	-	-	977,133	235,964	689,869
Unrelated Party issuances	1,362,133	-	865,339	-	-	-	1,362,133	-	865,339
Total shares for services	2,339,266	235,964	$ 1,555,208	-	-	$ -	2,339,266	235,964	$1,555,208

Issuance for acquisitions	-	-	$ -	100,000		$ 109,000	100,000	-	$ 109,000

Aggregate totals	3,302,504	459,178	$ 2,195,893	440,172		$ 109,000	3,742,676	119,006	$2,304,893

Six months ended September 30, 2019
Share Issuances	Services			Other Activity			Total
Shares issued for stock payable	Common	Preferred	Value	Common	Preferred	Value	Common	Preferred	Value
Related party issuances	85,681	39,391	$ 340,080	-	-	$ -	85,681	39,391	$ 340,080
Unrelated paryt issuances	41,380	-	114,216	-	-	-	41,380	-	114,216
Total shares for stock payable	127,061	39,391	$ 454,296	-	-	$ -	127,061	39,391	$ 454,296

Services
Related Party issuances
David Tobias, Officer, Director	-	115,871	$ 207,389	-	-	$ -	-	115,871	$ 207,389
Donald Lundbom, CFO	92,826	-	166,864	-	-	-	92,826	-	166,864
Stephen Downing, Director	15,021	-	27,002	-	-	-	15,021	-	27,002
Cathy Carroll, Director	30,041	-	54,002	-	-	-	30,041	-	54,002
Trevor Reed, Director	12,016	-	21,601	-	-	-	12,016	-	21,601
Deborah Goldsberry, Director	12,016	-	21,601	-	-	-	12,016	-	21,601
Michael Gravel, Director	12,016	-	21,601	-	-	-	12,016	-	21,601
Total related party issuances	173,936	115,871	$ 520,060	-	-	$ -	173,936	115,871	$ 520,060
Unrelated party issuances	174,949	-	$ 355,543	-		$ -	174,949	-	$ 355,543
Total shares for services	348,885	115,871	$ 875,603	-	-	$ -	348,885	115,871	$ 875,603

Shares cancelled	-	-	$ -	(70,000)	-	$ -	(70,000)	-	$ -

Aggregate totals	475,946	155,262	$ 1,329,899	(70,000)	-	$ -	405,946	155,262	$1,329,899

7.  Commitments and Contingencies

Leases.  The Company renewed a lease in Mesquite, Nevada in November 2019 on a month to month basis at a cost of $600 per month. The Company terminated the lease at the end of February 2020, and now operates out of a virtual office maintained by our Chief Executive Officer.

PrestoCorp leases office space through WeWork in New York for $2,444 per month on a month to month arrangement. Until February 2019, PrestoCorp also leased space in San Francisco for $2,800 per month. PrestoCorp terminated its lease and closed its office in San Francisco as of the end of February 2019.  Primary operations for PrestoCorp are now based in New York City. Rent

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

7.  Commitments and Contingencies, Continued:

expense for the three and nine months ended September 30, 2020 was $7,332 (2019: $6,196) and $25,451 (2019: $23,657), respectively.

GKMP leases a commercial printer and a bottle filling line, both of which are used in its manufacturing and packaging operations. The Company assumed the printer lease as part of the acquisition of GKMP’s assets (see Note 6).  The bottle filler was leased by GKMP commencing on April 1, 2020. The Company recognizes a right to use asset for each lease at the time the lease obligation is fixed.  To calculate the liability and right of use asset, the Company utilized a 10% incremental borrowing rate to discount the future rent payments over the remaining lease terms. For the three and nine months ended September 30, 2020, the Company recognized $8,647 and $17,566, respectively in lease expense. Lease expense is reported as cost of goods sold in the consolidated statements of operations.

At September 30, 2020, the remaining lease term is 33 months on the printer and 18 months on the bottle filling line.  The lessors hold deposits of $1,250 on the printer lease and $8,500 on the bottle filling line.  Future minimum lease payments over the remaining term are as follows:

From October 1, 2020 to September 30, 2021	$ 34,130
From October 1, 2021 to September 30, 2022	20,756
From October 1, 2022 to September 30, 2023	6,143
Total	61,029
Less imputed interest	(8,311)
Net lease liability	52,718
Current portion	(29,191)
Long term	$ 23,527

Litigation.  In the ordinary course of business, we may face various claims brought by third parties and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property disputes, contractual disputes and other commercial disputes. Any of these claims could subject us to litigation. As of September 30, 2020, one claim was pending or threatened relating to general business disputes and accounts payable for services. Management believes the outcome of currently pending claim is not likely to have a material effect on our consolidated financial position and results of operations.

Shares in Escrow.  At September 30, 2020 and December 31, 2019, the Company has 419,475 shares of common stock in escrow as part of the acquisition of PrestoCorp. These shares are issuable in certain circumstances to the principals of PrestoCorp based on performance of the PrestoCorp business in 2020 and 2021.  The escrow account originally contained 629,213 shares of common stock but 209,738 shares were cancelled in 2018 when the performance requirements were not met.  The escrowed shares are not counted in the outstanding stock of the Company and will be considered compensation to the principals if and when issued. The escrow account also includes an additional 500 shares of PrestoCorp common stock which is distributable either back to the principals of PrestoCorp or to the Company, also depending on certain minimum

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

7.  Commitments and Contingencies, Continued:

performance requirements which extend into 2021.  If all of the PrestoCorp shares are ultimately distributed to the Company, the shares would have the effect of increasing the Company’s ownership of PrestoCorp to 61% from the current level of 51%.

Contingent Consideration. In connection with the GKMP asset acquisition, the Company agreed to pay additional consideration to the two key individuals employed by GKMP upon achievement of certain performance goals. If GKMP net revenues exceed $3,000,000 and net income exceeds 25% of net revenues in the year ended December 31, 2020, an additional $1,000,000 in consideration will be due to the key individuals. If GKMP net revenues exceed $6,000,000 and net income exceeds 25% of net revenues in the year ended December 31, 2020, an additional $500,000 in consideration will be due to the key individuals ($1,500,000 in the aggregate). Through September 30, 2020, GKMP has reported net revenues of approximately $72,000. The additional consideration amounts, if any, are payable in stock at the average closing price of the shares in the five trading days prior to the date of payment.

Working Capital Obligation. In connection with the GKMP asset acquisition, the Company agreed to provide up to an additional $500,000 in working capital to GKMP.  These amounts are recorded as investment in GKMP by CBDS and as equity on the books of GKMP and are eliminated in the consolidation.  Due to the ownership structure of GKMP, 49% of the working capital payments from the Company to GKMP benefit the holders of the non-controlling interest. As of September 30, 2020, the full amount of $500,000 has been advanced by CBDS to GKMP.

8.   Business Segments and Revenues

The Company is currently organized and managed in two segments which represent our operating units: PrestoCorp and GKMP.  PrestoCorp is a telehealth business and GKMP is a contract manufacturing business. General corporate activities not associated with these segments are presented as “other.” Other income (expense) items are considered general corporate items and are not allocated to our segments.

Property and equipment, net	September 30,	December 31,
	2020	2019
PrestoCorp	$ 2,268	2,815
GKMP	206,993	-
Other	2,673	3,625
Total	$ 211,934	$ 6,440

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

8.   Business Segments and Revenues, Continued:

Capital expenditures	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019
PrestoCorp	$ -	$ -	$ 2,531	$ -
GKMP	-	-	54,649	-
Other	-	-	-	1,635
Total	$ -	$ -	$ 57,180	$ 1,635

Financial information for each operating segment is as follows:

	Three-months ended September 30,		Nine-months ended September 30,
	2020	2019	2020	2019
PrestoCorp
Revenue	$ 416,982	$ 453,653	$ 1,602,599	$ 704,998
Cost of revenue	158,360	176,516	607,837	291,713
Gross profit	258,622	277,137	994,762	413,285
Depreciation and amortization	$ 13,858	$ 20,128	$ 42,030	$ 60,626

GKMP
Revenue	42,568	-	70,989	-
Cost of revenue	70,329	-	90,470	-
Gross profit	(27,760)	-	(19,481)	-
Depreciation and amortization	$ 13,377	$ -	$ 13,377	$ -

OTHER
Revenue	236	-	433	-
Depreciation and amortization	$ 38,240	$ 120,209	$ 114,719	$ 360,628

Total
Revenue	459,786	453,653	1,674,021	704,998
Cost of revenue	228,689	176,516	698,307	291,713
Gross profit	$ 231,097	$ 277,137	$ 975,714	$ 413,285
Depreciation and amortization	$ 65,475	$ 140,337	$ 170,126	$ 421,254

Revenues from major customers by operating unit are as follows:

Customer Concentrations	Three-months ended September 30,		Nine-months ended September 30,
	2020	2019	2020	2019
PrestoCorp
Total PrestoCorp concentrations	$ -	$ -	$ -	$ -
% of PrestoCorp revenues	0%	0%	0%	0%
GKMP
Customer A	$ -	$ -	$ 8,257	$ -
Customer B	19,670		19,670	-
Total GKMP concentrations	$ 19,670	$ -	$ 27,927	$ -
% of GKMP revenues	46%	0%	39%	0%

9.   COVID - 19

CANNABIS SATIVA, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

For the Nine Months Ended September 30, 2020 and 2019

The outbreak of COVID-19, the coronavirus, has grown both in the United States and globally, and related government and private sector responsive actions have adversely affected the Company’s business operations. The World Health Organization has declared Covid-19 to be a global pandemic, resulting in an economic downturn and changes in global economic policy that will reduce demand for the Company’s products and may have an adverse impact on the Company’s business, operating results and financial condition.

10.   Subsequent Events

Subsequent to September 30, 2020, the Company issued 1,130,640 shares of common stock and 112,782 shares of preferred stock with an aggregate value of $435,198 to consultants and officers for services. The shares became issuable on October 1, 2020 and represented payment for services to be performed in the quarter ended December 31, 2020.

PART III

INDEX TO EXHIBITS

The following documents are included as exhibits to this report.

(a) Exhibits

Exhibit Number	SEC Reference Number	Title of Document	Location

2.1	2	Agreement and Plan of Reorganization among Ultra Sun Corporation, Ultra Merger Corp. and Wild Earth Naturals, Inc., dated as of July 12, 2013*	Incorporated by Reference(1)
2.2	2	Articles of Merger among Ultra Merger Corp. and Wild Earth Naturals dated as of July 12, 2013	Incorporated by Reference(1)
2.3	2	Plan of Merger among Ultra Merger Corp. and Wild Earth Naturals dated as of July 12, 2013	Incorporated by Reference(1)
3.1	3	Articles of Incorporation	Incorporated by Reference(2)
3.2	3	Bylaws	Incorporated by Reference(2)
10.1	10	Consulting Agreement dated July 12, 2013 between Ultra Sun Corporation and Neil Blosch	Incorporated by Reference(1)
10.2	10	Form of Convertible Promissory Notes dated as of April 22, 2013 and Schedule of Notes Beneficially Owned by Officers, Directors and Principal Stockholders as of July 15, 2013	Incorporated by Reference(1)
10.3	10	Offer for Purchase and Sale of Business and Assets Between LST Utah, LLC and the Registrant dated August 23, 2013 and related agreements	Incorporated by Reference(3)
10.4	10	Noncompetition Agreement among the Registrant, David Tobias and LST Utah, LLC dated as of September 27, 2013.	Incorporated by Reference(3)
12.1	12	Opinion of Gary R. Henrie, Attorney at Law regarding the legality of the common stock being registered	Incorporated by Reference(4)
23.1	23	Consent of Assure CPA (formerly Decoria, Maichel & Teague)	Exhibit 23.1
23.2	23	Consent of Hall & Company CPA	Exhibit 23.2
23.3	23	Consent of Gary R. Henrie, Attorney at Law	Incorporated by Reference(4)

* The exhibits and schedules to the Agreement and Plan of Reorganization are not included in the foregoing exhibit.  The Registrant undertakes to furnish supplementally to the Commission copies of any omitted items on request.

(1) Incorporated by reference to the Company’s current report on Form 8-K report filed July 18, 2013.

(2)  Incorporated by reference to Exhibits 3(i) and 3(ii) of the Company’ s registration statement on Form 10-12G, filed with the SEC on January 28, 2009.

(3)  Incorporated by reference to the Company’s current report on Form 8-K filed October 25, 2013.

(4)  Incorporated by reference to the Company’s Notification on Form 1-A filed on February 3, 2021.

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment #1 on Form 1-A and has duly caused this Offering Circular to be signed on its behalf by the undersigned, David Tobias thereunto duly authorized, in St. George, Utah, on February 8, 2021.

Cannabis Sativa, Inc.
(Registrant)

Dated: February 8, 2021	By: /s/ David Tobias
David Tobias
Chief Executive Officer and Director
(Principal Executive Officer)

This Offering Circular has been signed by the following persons in the capacities and on the dates indicated.

/s/ David Tobias
Dated: February 8, 2021	David Tobias
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Brad E. Herr
Dated: February 8, 2021	Bradd E. Herr
Chief Financial Officer
(Principal Financial Officer)
(Principal Accounting Officer)

/s/ Catherine Carroll
Dated: February 8, 2021	Catherine Carroll
Director and Treasurer

/s/ Robert N. Tankson III
Dated: February 8, 2021	Robert N. Tankson III
Director

/s/ Trevor Reed
Dated: February 8, 2021	Trevor Reed
Director